                                               Filing Pursuant to Rule 424(b)(3)
                                               Registration No. 333-47199

                      NETWORK DATA PROCESSING CORPORATION
                            200 FIFTH AVENUE, S.E.
                            CEDAR RAPIDS, IA  52401



March 12, 1998


TO OUR STOCKHOLDERS:

     You are cordially invited to attend a Special Meeting of the stockholders ("NDP Stockholders") of Network Data Processing Corporation ("NDP") to be held on April 14, 1998 at 10:00 a.m. local time at NDP's offices at 200 Fifth Avenue S.E., Cedar Rapids, Iowa 52401 (the "Special Meeting").

     At the Special Meeting, the NDP Stockholders will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger ("Merger Agreement") among NDP, Fiserv, Inc. ("Fiserv") and Fiserv Solutions, Inc. ("Fiserv Solutions"), a wholly owned subsidiary of Fiserv. Pursuant to the Merger Agreement, each outstanding share of common stock, par value $100 per share, of NDP will be converted into shares of Fiserv common stock, par value $0.01 per share, and NDP will be merged into Fiserv Solutions ("Merger"). The NDP Stockholders will receive cash in lieu of any fractional shares. Details of the foregoing proposal and the Special Meeting are contained in the attached Notice of the Special Meeting of Stockholders and Proxy Statement/Prospectus. Your vote on the Merger Agreement is important, so please read this information carefully.

     THE BOARD OF DIRECTORS OF NDP HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER. THE BOARD OF DIRECTORS OF NDP BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF NDP AND THE NDP STOCKHOLDERS AND, ACCORDINGLY, HAS UNANIMOUSLY APPROVED THE MERGER. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

     Each of the NDP Stockholders is invited to attend the Special Meeting. To assure your representation at the Special Meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage prepaid envelope. If you are able to attend the Special Meeting, you may, if you wish, vote your shares in person.

     Please do not send in your share certificates with your proxy card. After the effective time of the Merger you will receive a transmittal form and instructions for the surrender and exchange of your shares.


                           Sincerely yours,



                           /s/ Howard Arner
                           Howard Arner
                           President and Chief Executive Officer

                      NETWORK DATA PROCESSING CORPORATION
                            200 FIFTH AVENUE, S.E.
                            CEDAR RAPIDS, IA  52401

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 14, 1998

To the Stockholders of Network Data Processing Corporation:

     A special meeting (the "Special Meeting") of the stockholders ("NDP Stockholders") of Network Data Processing Corporation, an Iowa corporation ("NDP"), will be held on April 14, 1998, at 10:00 a.m., local time, at NDP's offices at 200 Fifth Avenue S.E., Cedar Rapids, Iowa 52401 for the following purposes:

1. Consider and vote upon a single proposal to adopt and approve an Agreement and Plan of Merger dated as of January 20, 1998 ("Merger Agreement"), among NDP, Fiserv, Inc., a Wisconsin corporation ("Fiserv"), and Fiserv Solutions, Inc., a Wisconsin corporation ("Fiserv Solutions"). Pursuant to the Merger Agreement, (i) NDP will be merged with and into Fiserv Solutions, with Fiserv Solutions being the surviving corporation and continuing to exist as a wholly owned subsidiary of Fiserv ("Merger"), and
     (ii) the shares of common stock, par value $100 per share, of NDP ("NDP Common Stock") outstanding immediately prior to the consummation of the Merger will be exchanged for shares of common stock, $.01 par value, of Fiserv ("Fiserv Common Stock") having a market value of $22,500,000 (measured by the average closing price of Fiserv Common Stock on the Nasdaq National Market as reported in The Wall Street Journal for the 20 trading days ending on the second trading day prior to the effective time) less NDP merger costs (estimated at approximately $750,000), or approximately $2,226 per share. The exact exchange ratio for shares of NDP Common Stock will be determined by a formula which is set forth in detail in the accompanying Proxy Statement/Prospectus. The average closing price of Fiserv Common Stock for the 20 trading days ended two days prior to the mailing of this Proxy Statement/Prospectus was $55.38 per share. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

2. Transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Holders of NDP Common Stock are entitled to dissenters' rights in connection with the Merger. The NDP Board of Directors knows of no business that will be presented for consideration at the Special Meeting, other than the matters described in the accompanying Proxy Statement/Prospectus.

     Only holders of record of shares of NDP Common Stock at the close of business on March 9, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The Board of Directors of NDP unanimously recommends a vote FOR the proposal to approve the Merger Agreement. Unless the proposal is approved by the requisite vote of NDP stockholders, the merger will not be consummated.

     To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope whether or not you plan to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting.


                               By Order of the Board of Directors,


                               /s/ David R. Antin
                               David R. Antin
                               Vice President and Secretary
March 12, 1998

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. INSTRUCTIONS FOR EXCHANGING YOUR CERTIFICATES WILL BE SENT TO YOU FOLLOWING APPROVAL OF THE MERGER. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                      NETWORK DATA PROCESSING CORPORATION
                                PROXY STATEMENT

                                 FISERV, INC.
                                  PROSPECTUS


     This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $100 per share ("NDP Common Stock"), of Network Data Processing Corporation, an Iowa corporation ("NDP"), in connection with the solicitation of proxies from NDP stockholders ("NDP Stockholders"), for use at a special meeting of NDP Stockholders (together with any adjournments or postponements, the "Special Meeting") to be held at NDP's offices at 200 Fifth Avenue S.E., Cedar Rapids, Iowa 52401 on April 14, 1998, at 10:00 a.m. local time and at any adjournments or postponements thereof.

     Only holders of record of shares of NDP Common Stock at the close of business on March 9, 1998 ("Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date there were 9,768 shares of NDP Common Stock outstanding. This Proxy Statement/Prospectus, the enclosed Notice of Special Meeting and accompanying proxy card are first being mailed to NDP Stockholders on or about March 12, 1998. This proxy solicitation is made by the Board of Directors of NDP.

     At the Special Meeting, the NDP Stockholders will consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of January 20, 1998 ("Merger Agreement"), among NDP, Fiserv, Inc., a Wisconsin corporation ("Fiserv"), and Fiserv Solutions, Inc., a Wisconsin corporation ("Fiserv Solutions"), which is wholly owned by Fiserv. Pursuant to the Merger Agreement,
(i) NDP will be merged with and into Fiserv Solutions, with Fiserv Solutions being the surviving corporation ("Surviving Corporation") and continuing to exist as a wholly owned subsidiary of Fiserv ("Merger"), and (ii) each share of NDP Common Stock outstanding immediately prior to the consummation of the Merger will be converted into the right to receive such number of shares of common stock, $.01 par value, of Fiserv ("Fiserv Common Stock") as shall equal the quotient of (x) the quotient of (i) NDP Stock Value (as defined below) divided by (ii) the sum of the number of shares of NDP Common Stock and the number of shares of NDP Common Stock covered by options to purchase NDP Common Stock outstanding at the effective time of the Merger, divided by (y) an amount equal to the average closing price of Fiserv Common Stock as reported on the Nasdaq National Market (as reported in The Wall Street Journal) for the 20 trading days ending on the second trading day prior to the effective time of the Merger. The term "NDP Stock Value" shall mean $22,500,000 (which represents a negotiated valuation), minus NDP Merger Costs (as hereinafter defined). The term "NDP Merger Costs" shall mean the aggregate of all accounting (which shall not include regular audit fees), legal, printing, filing, financial advisory and other fees and expenses of NDP and Taxes (as defined in the Merger Agreement) assessed in connection with the transactions contemplated hereby, in each case incurred or anticipated to be incurred in connection with the Merger, all estimated and agreed to by the parties two business days prior to the Effective Time. NDP anticipates that the NDP Merger costs will be approximately $750,000. Fiserv will bear its own expenses in connection with the Merger. The NDP Stock Value is expected to be approximately $2,226 per share. The average closing price of Fiserv Common Stock for the 20 trading days ended two days prior to the mailing of this Proxy Statement/Prospectus was $55.38 per share. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     No fractional shares of Fiserv Common Stock will be issued in the Merger. In lieu of any fractional shares, each holder of NDP Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on NASDAQ on the date of the Effective Time, by (ii) the fractional interest to which such holder would otherwise be entitled. Fiserv will make available to Firstar Trust Company, Milwaukee ("Exchange Agent") the cash necessary for this purpose.

     This Proxy Statement/Prospectus also constitutes the Prospectus of Fiserv with respect to the shares of Fiserv Common Stock to be issued to holders of NDP Common Stock pursuant to the Merger. Fiserv has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), of which this Proxy Statement/Prospectus forms a part, with the Securities and Exchange Commission ("Commission") covering the shares of Fiserv Common Stock to be issued in connection with the Merger.

     See "Risk Factors" beginning on page 10 for a discussion of certain factors which should be considered in connection with the acquisition of Fiserv Common Stock.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NDP OR FISERV. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FISERV OR NDP SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. ALL INFORMATION HEREIN WITH RESPECT TO FISERV AND FISERV SOLUTIONS HAS BEEN FURNISHED BY FISERV, AND ALL INFORMATION HEREIN WITH RESPECT TO NDP HAS BEEN FURNISHED BY NDP.

     THE SHARES OF FISERV COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         -------------------------------------------------------------

         The date of this Proxy Statement/Prospectus is March 12, 1998.

                             AVAILABLE INFORMATION


     Fiserv is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Fiserv with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and the Regional Offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Shares of Fiserv Common Stock are traded on NASDAQ. The reports, proxy statements and other information filed by Fiserv can also be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     NDP is not subject to the information and reporting requirements of the Exchange Act.

     Fiserv has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), on Form S-4 with respect to the Fiserv Common Stock to be issued pursuant to or as contemplated by the Merger Agreement.

     This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference.

     The Registration Statement and any amendments thereto, including exhibits filed as part thereof, are available for inspection and copying at the Commission's offices as described above. The Commission also maintains a website on the internet at http://www.sec.gov which contains reports, proxy and information statements and other information regarding Fiserv.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the Commission by Fiserv (File No. 0-14948) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

     (1) Fiserv's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on February 20, 1998.

     (2) Fiserv's Current Report on Form 8-K dated February 23, 1998, filed with the Commission on February 24, 1998.

     (3) The description of certain Rights to purchase Series A Junior Participating Preferred Stock, which description is contained in Fiserv's Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, dated February 23, 1998.

     All documents and reports subsequently filed with the Commission by Fiserv pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO FISERV, DIRECTED TO FISERV, INC., 255 FISERV DRIVE, BROOKFIELD, WISCONSIN 53045 (TELEPHONE NUMBER 414-879-
5000), ATTENTION: CHARLES W. SPRAGUE, SECRETARY.

     PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

     WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF SUCH RISKS, SEE "RISK FACTORS" AND "NDP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. NEITHER FISERV NOR NDP UNDERTAKES ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION............................................................... iii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................  iv

SUMMARY.............................................................................   1
     General........................................................................   1
     The Parties....................................................................   1
     The Special Meeting............................................................   2
     The Merger.....................................................................   2
     Comparative Share and Dividend Information and Market Prices...................   6
     Certain Significant Considerations.............................................   6
     Selected Historical Financial Data.............................................   7
     Comparative Per Share Data of Fiserv and NDP...................................   9

RISK FACTORS........................................................................  10
     Average Market Prices Will Differ From Actual Market Price.....................  10
     Non-Solicitation Provisions May Have a Deterrent Effect........................  10
     Fluction of Market Price of Fiserv Common Stock................................  10

THE SPECIAL MEETING.................................................................  11
     Matters to be Considered at the Special Meeting; Quorum and Vote Required......  11
     Record Date; Stock Entitled to Vote............................................  11
     Voting and Revocation of Proxies...............................................  11
     Solicitation of Proxies........................................................  11

THE MERGER..........................................................................  12
     General........................................................................  12
     Background and Reasons for the Merger..........................................  12
     Recommendation of the Board of Directors of NDP................................  13
     Management and Operations of NDP Following the Merger..........................  14
     The Merger Agreement...........................................................  14
     Effective Time and Consequences of the Merger..................................  14
     Merger Consideration...........................................................  14
     Conversion of NDP Common Stock; Procedures for Exchange of Share Certificates..  15
     Representations, Warranties and Covenants......................................  15
     Federal Income Tax Consequences of the Merger..................................  15
     Conditions to the Merger.......................................................  16
     Amendments and Termination.....................................................  17
     No Solicitation................................................................  17
     Expenses of the Merger.........................................................  17
     Accounting Treatment...........................................................  17
     Resale of Fiserv Common Stock by Affiliates....................................  17
     Rights of Dissenting Stockholders..............................................  18

COMPARATIVE MARKET PRICES AND DIVIDENDS.............................................  19

FISERV SUPPLEMENTAL FINANCIAL DATA..................................................  19


FISERV MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................................   21
     Years Ended December 31, 1997, 1996 and 1995.........................................   21

BUSINESS OF FISERV........................................................................   24

NDP SELECTED CONSOLIDATED FINANCIAL DATA..................................................   25

NDP MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................................   26
     General..............................................................................   26
     Nine Months Ended December 31, 1997 Compared to Nine Months Ended December 31, 1996..   26
     Fiscal Year Ended March 31, 1997 Compared to Fiscal Year Ended March 31, 1996........   27
     Fiscal Year Ended March 31, 1996 Compared to Fiscal Year Ended March 31, 1995........   27
     Liquidity and Capital Resources......................................................   27
     Effects of Inflation.................................................................   28

NDP'S BUSINESS............................................................................   28

LEGAL PROCEEDINGS.........................................................................   30

NDP VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF...................................   30

DESCRIPTION OF FISERV COMMON STOCK........................................................   31

COMPARISON OF RIGHTS OF STOCKHOLDERS OF FISERV AND NDP....................................   32
     General..............................................................................   32
     Board of Directors...................................................................   32
     Removal of Directors.................................................................   33
     Limitation on Directors' Liability...................................................   33
     Indemnification of Directors and Officers............................................   33
     Rights of Dissenting Stockholders....................................................   34
     Special Meetings of Stockholders.....................................................   34
     Action Without a Stockholder Meeting.................................................   35
     Preemptive Rights....................................................................   35
     Merger, Consolidation and Sales of Assets............................................   35
     Shareholder Rights Agreement.........................................................   36

LEGAL MATTERS.............................................................................   36

EXPERTS...................................................................................   36

STOCKHOLDER PROPOSALS FOR NDP 1998 ANNUAL MEETING.........................................   36

CONSOLIDATED FINANCIAL STATEMENTS.........................................................  F-1

APPENDIX A     Agreement and Plan of Merger

APPENDIX B     Dissenters' Rights - Section 490.1300 et.seq. of the Iowa Business Corporation Act


                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus and particularly in the specific sections of this Proxy Statement/Prospectus referred to below, the Appendices hereto and the documents incorporated by reference herein.

                                    GENERAL

     This Proxy Statement/Prospectus relates to the proposed Merger among NDP, Fiserv and Fiserv Solutions pursuant to the Merger Agreement, a copy of which is attached hereto as Appendix A. Pursuant to the Merger Agreement, NDP Stockholders will receive Fiserv Common Stock in exchange for all of their shares of NDP Common Stock. See "The Merger."

                                  THE PARTIES

Fiserv, Inc................   Fiserv, with operations in over 75 cities,
                              including 15 cities in Canada, England and Singapore, is a leading independent provider of financial data processing systems and related information management services and products to banks, credit unions, mortgage banks, savings institutions and other financial intermediaries.
                              These services and products are based primarily on proprietary software developed by Fiserv and maintained on computers located at data processing centers throughout the United States. Fiserv is ranked as the nation's leading data processing provider for banks and savings institutions in terms of total clients served and is the nation's second leading data processing provider for credit unions and mortgage banks. The Fiserv securities processing group provides a wide range of traditional processing and related support services to support all aspects of a retail brokerage operation. Fiserv's principal executive offices are located at 255 Fiserv Drive, Brookfield, Wisconsin 53045. Its telephone number is (414) 879-5000. See "Business and Properties of
                              Fiserv."

Network Data Processing
Corporation................   NDP is a software and services firm headquartered
                              in Cedar Rapids, Iowa. NDP provides administrative software, processing and consulting services to the life insurance industry. NDP's proprietary software product is the ID/3/ System, which provides the life, health and annuity insurance industry all the administrative systems required to conduct insurance operations from the origination of new business through payment of claims. NDP is also involved in the sale, installation and maintenance of the ID/3/ System, and also provides post installation consulting, implementation, training and education. NDP's executive offices are located at 200 Fifth Avenue
                              S.E., Cedar Rapids, Iowa 54201. Its telephone number is (319) 398-1800. See "NDP's Business".

                     THE SPECIAL MEETING

Date, Time and Place of
Special Meeting............   April 14, 1998 at 10:00 a.m., local time at NDP's
                              offices at 200 Fifth Avenue S.E., Cedar Rapids,
                              Iowa 52401

Purpose of Special Meeting.   To consider and vote upon a proposal to approve
                              the Merger Agreement, pursuant to which NDP will merge into Fiserv Solutions, a wholly owned subsidiary of Fiserv, and Fiserv Solutions will be the Surviving Corporation and will continue to exist as a wholly owned subsidiary of Fiserv. See
                              "The Merger."

Record Date................   NDP Stockholders of record on March 9, 1998 will
                              be entitled to vote at the Special Meeting. On
                              March 9, 1998, there were 9,768 shares of NDP
                              Common Stock outstanding with each share of NDP
                              Common Stock entitled to cast one vote with respect to the proposal to approve the Merger
                              Agreement.

Quorum; Vote Required......   The presence, in person or by proxy, of the
                              holders of a majority of the outstanding shares of NDP Common Stock at the Special Meeting is necessary to constitute a quorum at the Special
                              Meeting. Approval of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of NDP Common Stock. See
                              "The Special Meeting--Matters to be Considered at the Special Meeting; Quorum and Vote Required."


                          THE MERGER

Effect of the Merger.......   The Merger Agreement (attached as Appendix A to
                              this Proxy Statement/Prospectus) provides for the merger of NDP with and into Fiserv Solutions, a wholly owned subsidiary of Fiserv, with Fiserv
                              Solutions as the Surviving Corporation which will continue to exist as a wholly owned subsidiary of Fiserv. It is presently contemplated that the effective time of the Merger will be April 14, 1998 or such other date as the parties may agree
                              ("Effective Time"). See "The Merger."

Merger Consideration.......   Each outstanding share of NDP Common Stock will be
                              converted into the right to receive such number of shares of Fiserv Common Stock as shall equal the Conversion Ratio, which is defined as the quotient of (x) the quotient of (i) the NDP Stock Value which, as previously stated, is the negotiated amount of $22,500,000 less the NDP Merger Costs
                              (estimated to be approximately $750,000) divided by (ii) the sum of the number of shares of NDP
                              Common Stock and options to purchase shares of NDP
                              Common Stock outstanding at the Effective Time, divided by (y) an amount equal to the average closing price of Fiserv Common Stock as reported on NASDAQ (as reported in The Wall Street Journal) for the 20 trading days ending on the second trading day prior to the Effective Time ("Average
                              Fiserv Stock Price"). The NDP Stock Value is expected to be approximately $2,226 per share. The average closing price of Fiserv Common Stock for the 20 trading days ending two days prior to the mailing of this Proxy Statement/Prospectus was $55.38.

                              See "The Merger--The Merger Agreement" and "The Merger--Merger Consideration." No fractional shares of Fiserv Common Stock will be issued in the Merger. In lieu of any fractional shares, each holder of NDP Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on NASDAQ on the date of the Effective Time, by (ii) the fractional interest to which such holder would otherwise be entitled. Fiserv will make available to the Exchange Agent the cash necessary for this purpose.

                              Set forth below are examples of the conversion of NDP Common Stock into Fiserv Common Stock based upon varying assumptions:

                              (i)   based on the above-referenced average
                                    closing price of Fiserv Common Stock of
                                    $55.38 per share, Fiserv would issue 40.2 shares of Fiserv Common Stock in exchange for one share of NDP Common Stock;

                              (ii) based on an average closing price of Fiserv Common Stock of $65 per share, Fiserv would issue 34.3 shares of Fiserv Common Stock for one share of NDP Common Stock; and

                              (iii) based on an average closing price of Fiserv
                                    Common Stock of $45 per share, Fiserv would issue 49.5 shares of Fiserv Common Stock for one share of NDP Common Stock.

Recommendation of NDP's Board
of Directors..............    The Board of Directors of NDP believes that the
                              Merger is desirable and in the best interests of NDP Stockholders and, accordingly, unanimously recommends that the NDP Stockholders vote in favor of the approval of the Merger Agreement. The Board of Directors' recommendation is based upon a number of factors discussed in this Proxy
                              Statement/ Prospectus. See "The Merger--Background and Reasons for the Merger" and "The Merger--
                              Recommendation of the Board of Directors of NDP."

Management and Operations of
NDP after the Merger.......   Following the Merger, NDP will be merged with and
                              into Fiserv Solutions, a wholly owned subsidiary of Fiserv, which will be the Surviving
                              Corporation. George D. Dalton, Chairman of the
                              Board of Fiserv, Leslie M. Muma, Vice Chairman and
                              President of Fiserv, Donald F. Dillon, Vice
                              Chairman of Fiserv, and Kenneth R. Jensen, Senior
                              Executive Vice President and Chief Financial
                              Officer of Fiserv, will remain the directors of the Surviving Corporation. All current officers of the Surviving Corporation will remain the same.
                              Information about such persons is incorporated by reference to Fiserv's Annual Report on Form 10-K for the year ended December 31, 1997. Fiserv intends to operate the Surviving Corporation as an independent subsidiary after the Merger and has no present intention to move or consolidate any of the operations of the Surviving Corporation or its subsidiaries or to change the name of any of its subsidiaries. See "The Merger--Management and
                              Operations of NDP Following the Merger."

Federal Income Tax
Consequences...............   The Merger Agreement provides that, for federal
                              income tax purposes, NDP and Fiserv intend that the Merger constitute a tax-free "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the United States Internal Revenue
                              Code of 1986, as amended ("Code"). NDP and Fiserv intend to treat the Merger as a tax-free reorganization in their federal income tax returns. In the event that certain guidelines of the Internal Revenue Service are not satisfied, it is possible the Internal Revenue Service could challenge the tax treatment of the Merger as a tax-free reorganization. No ruling has been requested from the Internal Revenue Service. If the Merger cannot be accounted for as a "pooling of interests" for accounting purposes, then Fiserv and Fiserv Solutions may opt to terminate the Merger or to proceed, in which case the Merger would be accounted for under the purchase method of accounting.

                              THE FOREGOING SUMMARY IS NOT INTENDED, AND SHOULD NOT BE CONSIDERED, AS TAX ADVICE. HOLDERS OF NDP COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. For additional information, see "The Merger--Federal Income Tax Consequences of the Merger."

Conditions to the Merger...   The obligations of Fiserv and NDP to consummate
                              the Merger are subject to the satisfaction or waiver (to the extent available) of certain conditions set forth in the Merger Agreement including, but not limited to, (i) the affirmative vote of the NDP Stockholders, (ii) the termination of all outstanding employment agreements between NDP and its employees, and (iii) the exercise of all options to purchase shares of NDP common stock. See "The Merger--The Merger Agreement."

Termination of Merger
Agreement..................   The Merger Agreement may be terminated by (i) the
                              mutual consent of NDP and Fiserv Solutions, (ii) either party if the Effective Time shall not have occurred on or before April 30, 1998, and (iii) in certain other situations. See "The Merger--
                              Termination."

No Solicitation............   NDP has agreed that from the execution of the
                              definitive agreement until February 28, 1998, subject to its fiduciary obligations, it will not solicit, directly or indirectly, any proposal or offer to acquire all or any significant part of its business and properties or its capital stock.
                              See "The Merger--The Merger Agreement" and "The
                              Merger--No Solicitation."

Accounting Treatment.......   It is anticipated that the Merger will be
                              accounted for as a "pooling of interests" under Accounting Principles Board Opinion No. 16. If the
                              Merger cannot be accounted for as a "pooling of interests" for accounting purposes, then Fiserv and Fiserv Solutions may opt to terminate the Merger or to proceed, in which case the Merger would be accounted for under the purchase method of accounting. See "The Merger--Accounting
                              Treatment."

Exchange of NDP Stock Certificates....  Promptly after the Effective Time, Firstar
                                        Trust Company, Milwaukee, as exchange agent
                                        ("Exchange Agent"), will mail to each NDP
                                        Stockholder a letter of transmittal and
                                        instructions for exchanging such holder's
                                        certificates to certificates representing the
                                        shares of Fiserv Common Stock to which such
                                        holders are entitled.  NDP Stockholders should not
                                        send their certificates to the Exchange Agent
                                        until they receive such instructions.  See "The
                                        Merger--The Merger Agreement" and "The Merger--
                                        Conversion of NDP Common Stock; Procedures for
                                        Exchange of Share Certificates."

Effect of the Merger on
Rights of Stockholders................  Fiserv is a Wisconsin corporation; NDP is an Iowa corporation.  For a comparison of Wisconsin and
                                        Iowa laws and of the charter and bylaw provisions
                                        of Fiserv and NDP governing the rights of Fiserv
                                        shareholders and NDP stockholders, respectively,
                                        see "Comparison of Rights of Stockholders of
                                        Fiserv and NDP."

Dissenters' Rights....................  The NDP Stockholders shall have dissenters' and appraisal rights to the extent granted by Iowa law.  The
                                        obligation of Fiserv to consummate the merger is
                                        subject to the satisfaction or waiver of a
                                        condition requiring that holders of no more than
                                        five percent of the NDP Common Stock shall have
                                        exercised dissenters' rights in connection with
                                        the Merger.  See "The Merger--Rights of Dissenting
                                        Stockholders" and "Comparison of Rights of
                                        Stockholders of Fiserv and NDP."

Resale Restrictions...................  All shares of Fiserv Common Stock received by NDP
                                        Stockholders will be freely tradeable, except the
                                        Fiserv Common Stock received by persons who are
                                        deemed to be "affiliates" (as such term is defined
                                        in the Securities Act) of NDP or Fiserv at the
                                        time of the Special Meeting may be resold by them
                                        only in certain permitted circumstances under the
                                        Securities Act, other applicable securities laws
                                        and rules related to pooling of interests
                                        accounting treatment.  See "The Merger--Resale of
                                        Fiserv Common Stock by Affiliates."

                  COMPARATIVE SHARE AND DIVIDEND INFORMATION
                               AND MARKET PRICES


Fiserv Common Stock Outstanding    53,669,044 shares as of March 6, 1998.

Fiserv Dividends                   No dividends on the Fiserv Common Stock have
                                   been paid. See "Comparative Market Prices and
                                   Dividends."

NDP Common Stock Outstanding       9,768 shares as of March 9, 1998.

NDP Dividends                      No dividends on the NDP Common Stock have
                                   been paid. See "Comparative Market Prices and
                                   Dividends."

Market Price Data                  The Fiserv Common Stock (Nasdaq Symbol: FISV)
                                   is traded on NASDAQ. There is no public
                                   market for shares of NDP Common Stock. The following table sets forth for the calendar periods indicated, the closing price per share of Fiserv Common Stock as reported by NASDAQ.

                                                                 Fiserv
                                                              Common Stock
                                                              ------------

                                                           High           Low
                                                           ----           ---
                          1996:
                           Quarter Ended March 31        $32            $25 3/8
                           Quarter Ended June 30          33 3/8         28 1/16
                           Quarter Ended September 30     38 11/16       28 5/8
                           Quarter Ended December 31      39 5/8         34

                          1997:
                           Quarter Ended March 31        $39            $32 3/4
                           Quarter Ended June 30          44 5/8         36 3/4
                           Quarter Ended September 30     49 1/2         43 7/8
                           Quarter Ended December 31      50 1/8         39 3/4

                             1998:
                           Quarter Ended March 31        $60 11/16      $46 1/2
                            (through March 6, 1998)


     On January 20, 1998, the last full trading day prior to the joint public announcement that NDP and Fiserv had executed the Merger Agreement, the closing price per share of Fiserv Common Stock as reported by NASDAQ was $52 1/8. On March 6, 1998, the closing price per share of Fiserv Common Stock as reported by NASDAQ was $60 11/16. See "Comparative Market Prices and Dividends." NDP Stockholders are urged to obtain current market quotations for shares of Fiserv Common Stock.


                       CERTAIN SIGNIFICANT CONSIDERATIONS

     In considering whether to approve the Merger Agreement, NDP Stockholders should consider the following: (i) the Conversion Ratio will be determined based upon the Average Fiserv Stock Price; and (ii) the price of Fiserv Common Stock at the Effective Time can be expected to vary from the Average Fiserv Stock Price as well as from the prices as of the date of this Proxy Statement/Prospectus and the date on which NDP Stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of Fiserv, market assessments of the likelihood that the Merger will be consummated and the time thereof, general market and economic conditions, and other factors. See "Summary--The Merger," "Comparative Market Prices and Dividends" and "Risk Factors."

                      Selected Historical Financial Data

     The following tables present selected historical information for Fiserv and NDP derived from the historical consolidated financial statements of NDP and of Fiserv, which in the case of Fiserv, are incorporated by reference herein.

     The selected financial data presented below should be read in conjunction with such financial statements and the notes thereto. The historical financial data at and for each year in the five-year period ended December 31, 1997, have been extracted from Fiserv's audited financial statements and reports filed with the Commission. See "Incorporation of Certain Documents by Reference." The selected consolidated historical financial data at and for each year in the five year period ended March 31, 1997 have been extracted from NDP's consolidated financial statements which have been audited by independent public accountants. The unaudited selected consolidated historical financial data at and for nine months ended December 31, 1996 and 1997 have been extracted from NDP's unaudited consolidated financial statements.

                                  Fiserv Selected Historical Consolidated Financial Data
                                         (In thousands, except per share amounts)

                                         As of and for the Year Ended December 31,
                               -------------------------------------------------------------
                                  1993        1994        1995(1)        1996        1997
                               ----------  ----------  -------------  ----------  ----------

Income Statement Data:

Revenues.....................  $  519,996  $  635,297  $  769,104     $  879,449  $  974,432

Income (loss) before taxes...      70,832      84,098     (76,146)       134,462     153,899

Net income (loss)............      43,725      51,031     (45,926)        79,708      90,800

Net income (loss) per
 common share:
 Basic.......................  $     0.98  $     1.10  $    (0.93)    $     1.56  $     1.75
 Diluted.....................        0.96        1.08       (0.93)          1.53        1.70

Common shares used in
 computing net income
 (loss) per share:
 Basic.......................      44,749      46,583      49,348         50,993      52,009
 Diluted.....................      45,575      47,364      49,348         52,046      53,528

Cash dividends declared per
   common share..............          --          --          --             --          --

Balance Sheet Data:

Total assets.................  $1,874,939  $2,204,832  $2,514,597     $2,698,979  $3,636,491

Long-term debt...............     124,624     150,599     383,416        272,864     252,031

Shareholders' equity.........     370,740     425,389     514,866        605,898     769,255

Book value per common
  share......................  $     7.85  $     9.01  $     9.92     $    11.72  $    14.26
---------------------

(1) 1995 includes certain charges related to the acquisition of Information Technology, Inc. ("ITI"). The charges are a pre-tax special, one-time, non-cash charges of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after tax charge was $109.6 million ($2.18 per share-diluted).
    Net income and net income per share-diluted before such charges were $63.7 million and $1.27, respectively.

              NDP Selected Historical Consolidated Financial Data
              (In thousands, except shares and per share amounts)

                                                                                               As of and for the
                                                                                               nine months ended
                                              As of and for the year ended March 31,              December 31,
                                         -------------------------------------------------    -------------------
                                         1993      1994        1995      1996       1997        1996        1997
                                        -------  ---------   --------  --------    -------    --------    -------
                                                                                                   (unaudited)
Statement of Operations Data:

  Net Revenue..........................  $ 5,830  $  5,099    $ 9,570   $ 9,647    $11,232      $7,934    $ 9,508

  Net income (loss)....................      659    (1,259)       838       767      1,328         675      1,168

  Net income (loss) per common share:
     Basic.............................   110.35   (203.18)    128.83    109.64     173.30       88.47     144.75
     Diluted...........................   109.75   (203.18)    125.18    103.79     165.44       84.28     136.81

  Weighted average shares
    outstanding:
     Basic.............................    5,970     6,196      6,504     6,996      7,665       7,633      8,067
     Diluted...........................    6,003     6,196      6,694     7,390      8,029       8,012      8,535

  Cash dividends per common share......       --        --         --        --         --          --         --


Balance Sheet Data:

  Total assets.........................  $ 5,718  $  5,658    $ 5,913   $ 6,836    $ 9,197      $7,710    $ 9,825

  Long-term obligations................      960     1,241        808       550        271         326        171

  Redeemable common stock.............       255       260        366       474        713         529        776

  Stockholders' equity.................    1,970       727      1,724     2,675      3,841       3,317      5,312

  Book value per common share..........      319       117        255       365        490         428        621

  Shares of NDP common stock
     outstanding.......................    6,185     6,239      6,768     7,335      7,837       7,753      8,557

                 Comparative Per Share Data of Fiserv and NDP

     Presented below is historical comparative per share data of Fiserv and NDP for earnings from continuing operations, cash dividends and net book value. Also presented below are the equivalent per share amounts for NDP which adjust the historical Fiserv amounts to reflect the exchange ratio of Fiserv shares for NDP shares contemplated in the Merger. For the purposes of the comparison below, the exchange ratio was assumed to be 40.2 shares of Fiserv Common Stock for each share of NDP Common Stock. Pro forma amounts for Fiserv have been omitted because the effects of the Merger on Fiserv's earnings from continuing operations and net book value per share are not significant.

                                  Fiserv, Inc.

                                       As of and for the
                                    Year Ended December 31,
                                 -----------------------------

                                 1995(1)       1996       1997
                                 ------       ------     ------
Per share data:
Net income (loss) - diluted....  $(0.93)      $ 1.53     $ 1.70
Cash dividends.................       0            0          0
Book value.....................  $ 9.92       $11.72     $14.26

                      Network Data Processing Corporation

                                                                                As of and for the
                                                       As of and for the        nine months ended
                                                      Year ended March 31,         December 31,
                                                  ---------------------------   -----------------
                                                   1995      1996      1997            1997
                                                  -------   -------   -------        -------
                                                                                   (unaudited)
Per share data:
Earnings from continuing operations-diluted...    $125.18   $103.79   $165.44        $136.81
Earnings adjusted for the exchange ratio-
 diluted (2)..................................      43.42    (37.39)    61.51          68.34

Cash dividends................................         --        --        --             --
Cash dividends adjusted for
  exchange ratio (2)..........................         --        --        --             --

Book value per common share...................        255       365       490            621
Book value per common share adjusted for the
  exchange ratio (2)..........................         --        --       471            573

---------------------

(1) The per share values for Fiserv as of and for the year ended December 31, 1995 include certain charges related to the acquisition of Information Technology, Inc. ("ITI"). The charges are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after tax charge was $109.6 million ($2.18 per share). Net income and net income per share before such charges were $63.7 million and $1.27, respectively.

(2) Fiserv amounts (years ended December 31, 1994, 1995, 1996 and 1997, respectively) multiplied by 40.2, the assumed exchange ratio using a Fiserv share value of $55.38. The actual exchange ratio may be different, as it will be determined using the Average Fiserv Stock Value.

                                 RISK FACTORS

     The following factors should be considered carefully by NDP Stockholders in connection with voting on the Merger and the receipt of Fiserv Common Stock by NDP Stockholders as a result thereof. These factors should be considered in conjunction with the other information included or incorporated by reference in this Proxy Statement/Prospectus.

Average Market Prices will Differ from Actual Market Price

     In considering whether to approve the Merger Agreement, NDP Stockholders should consider the following: (i) the Conversion Ratio will be determined based upon the Average Fiserv Stock Price; (ii) the price of Fiserv Common Stock at the Effective Time can be expected to vary from the Average Fiserv Stock Price as well as from the prices as of the date of this Proxy Statement/Prospectus and the date on which NDP Stockholders vote on the Merger Agreement due to changes in the business, operations or prospects of Fiserv, market assessments on the likelihood that the Merger will be consummated and the time thereof, general market and economic conditions, and other factors, and (iii) the price of Fiserv Common Stock after the Effective Time can be expected to vary due to changes in the business, operations or prospects of Fiserv, market assessments of the
Merger, general market and economic conditions, and other factors.   See
"Summary--The Merger" and "Comparative Market Prices and Dividends."

Non-Solicitation Provisions may have a Deterrent Effect

     NDP agreed that from the execution of the definitive agreement until February 28, 1998, subject to its fiduciary obligations, it will not solicit, directly or indirectly, any proposal or offer to acquire all or any significant part of its business and properties or its capital stock (a "NDP Acquisition Proposal"). These provisions in the Merger Agreement may have the effect of discouraging an attempt by a third party to engage in certain acquisition transactions with NDP. See "The Merger--The Merger Agreement" and "The Merger-- No Solicitation."

Fluctuation of Market Price of Fiserv Common Stock

As noted in "Summary--Comparative Share and Dividend Information and Market Prices," the Market Value of Fiserv Common Stock has varied between $46 1/2 and $60 11/16 per share since January 1, 1998. To the extent the Average Fiserv Stock Price increases prior to the Effective Time, NDP Stockholders will receive fewer shares of Fiserv Common Stock pursuant to the Conversion Ratio. Conversely, to the extent the Average Fiserv Stock Price decreases prior to the Effective Time, NDP Stockholders will receive a greater number of shares of Fiserv Common Stock pursuant to the Conversion Ratio. See "The Merger--Merger Consideration."

                              THE SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to NDP Stockholders in connection with the solicitation of proxies by the Board of Directors of NDP from holders of NDP Common Stock for use at the Special Meeting. This Proxy Statement/Prospectus, Notice of Special Meeting and proxy card are first being mailed to NDP Stockholders on or about March 12, 1998.

Matters to be Considered at the Special Meeting; Quorum and Vote Required

     At the Special Meeting, the NDP Stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which NDP will be merged with and into Fiserv Solutions. Fiserv Solutions will be the Surviving Corporation and will continue to exist as a wholly owned subsidiary of Fiserv, and NDP Stockholders will receive shares of Fiserv Common Stock in exchange for shares of NDP Common Stock they own. See "The Merger." The presence, in person or by proxy, of the holders of a majority of the outstanding shares of NDP Common Stock at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum, but will not count as votes cast. The affirmative vote of a majority of the outstanding shares of NDP Common Stock, either in person or by proxy, is required for approval of the Merger Agreement. For purposes of the vote, the effect of any abstention or broker non-votes will be tantamount to a vote against the Merger Agreement.

Record Date; Stock Entitled to Vote

     Each share of NDP Common Stock outstanding on the Record Date is entitled to be voted at the Special Meeting. Holders of record of NDP Common Stock at the close of business on March 9, 1998, the Record Date, are entitled to one vote per share. There were 9,768 shares of NDP Common Stock issued and outstanding on the Record Date.

Voting and Revocation of Proxies

     Proxies in the accompanying form, properly executed, duly returned to NDP and not revoked will be voted in the manner specified thereon. If no specification is made in a proxy returned for the Special Meeting, such proxy will be voted FOR the adoption and approval of the Merger Agreement. An NDP Stockholder who gives a proxy may revoke it at any time before it is voted by filing with the Secretary of NDP a written instrument stating that the proxy is revoked or by submitting a duly executed proxy bearing a later date. Any NDP Stockholder who attends the Special Meeting and desires to vote in person may revoke the proxy and vote at the Special Meeting. Presence at the Special Meeting does not of itself revoke a proxy. The management of NDP is not aware of any matters to be presented at the Special Meeting other than the approval of the Merger Agreement. If any other matters are properly presented at the Special Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote thereon according to their best judgment.

Solicitation of Proxies

     Solicitation of proxies for use at the Special Meeting may be made in person or by mail, telephone, telecopy or telegram. NDP will bear the cost of the solicitation of proxies from its Stockholders. In addition to solicitation by mail, the directors, officers and employees of NDP may solicit proxies from NDP stockholders by telephone or telegram or in person. Such directors, officers and employees will not be compensated for such solicitation. NDP has requested that banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries forward solicitation materials to the beneficial owners of NDP Common Stock held of record by such entities, and NDP will, upon the request of such record holders, reimburse reasonable forwarding expenses.

     NDP STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES REPRESENTING SHARES OF NDP COMMON STOCK WITH THEIR PROXY CARDS.

                                   THE MERGER

General

     The Merger Agreement (attached as Appendix A to this Proxy Statement/Prospectus) provides for the Merger of NDP with and into Fiserv Solutions. Fiserv Solutions will be the Surviving Corporation and will carry on
the business of NDP as a wholly owned subsidiary of Fiserv.   Each outstanding
share of NDP Common Stock will be converted into Fiserv Common Stock at the Conversion Ratio, which, assuming an Average Fiserv Stock Price of Fiserv Common Stock of $55.38 (the average closing price of Fiserv Common Stock, as reported on NASDAQ for the 20 trading days ended March 6, 1998), will result in the present NDP Stockholders owning approximately less than one percent of the outstanding Fiserv Common Stock. It is presently contemplated that the Effective Time of the Merger will be April 14, 1998 or such other date as the parties may agree.

Background and Reasons for Merger

     Over the past two years NDP's board of directors concluded that NDP faced at least two major challenges in continuing to operate as an independent company. First, when approaching potential customers, NDP's competitors frequently referred to NDP's relatively limited financial resources and raised the question of whether NDP would continue in its business and be able to support its products. Second, NDP's ability to grow and expand is directly related to having the financial resources necessary (i) to continue to refine and improve NDP's products and services and (ii) to hire sufficient sales and marketing personnel to adequately market NDP's products and services. In the Spring of 1997, NDP entered into a letter of intent with another entity which had offered to acquire all of the NDP Stock in a tax-free merger. Negotiations broke down, and the transaction was never completed.

     As a result of its concern over the issues described above and the earlier failed negotiations, NDP's board of directors interviewed GS/2/ Securities, Inc. ("GS/2/") and discussed GS/2/'s qualifications to make inquiries to entities which either would make an acquisition of NDP's stock or assets or which would be an appropriate merger partner. Based on its investigation, the NDP board of directors was of the opinion that GS/2/ had the appropriate expertise and contacts in the industry to be able to appropriately represent the interests of NDP and its shareholders, and engaged GS/2/ in July 1997.

     Representatives of Fiserv and NDP first met in July 1997 at NDP's corporate offices in Cedar Rapids, Iowa, to perform on-site due diligence and discuss the possibility of a business combination between the two companies.

     Thereafter, the parties began to exchange information regarding the nature of NDP's business and how it might fit into the range of business services offered by Fiserv. Additional due diligence information was exchanged and on several occasions thereafter, representatives of NDP met with representatives of Fiserv to continue to exchange information about their respective companies. During the Fall of 1997, GS/2/ continued their efforts to solicit offers from the other companies.

     At a Board of Directors meeting of NDP held in October 1997, the Board of Directors of NDP heard a status report on the discussions with Fiserv and reports on expressions of interest from other companies contacted by GS/2/. The Board of Directors of NDP noted the increasing difficulty of competing as an independent and the ongoing need for capital to support product development and marketing efforts.

     In early December 1997, a draft letter of intent for the purchase of NDP by Fiserv Solutions was circulated for review. The parties had determined that the transaction should be structured as a pooling of interests and contacted their respective accountants to request a determination as to whether pooling of interest treatment would be appropriate. NDP's management continued to keep the Board of Directors informed of the status of negotiations with Fiserv and to discuss the other alternatives for maximizing shareholder value. The Board of Directors also noted that efforts of GS/2/ to obtain something more than an expression of interest from other qualified strategic partners had been unsuccessful. Negotiations with Fiserv continued to progress and a draft of the Merger Agreement was reviewed with counsel. Near the middle of January 1998, management reported to the Board that virtually all of the major issues relating to the definitive agreement had been agreed upon by the parties.

     On January 12, 1998, it was determined that all significant issues had been negotiated. At a special meeting of the Board of Directors on January 19, 1998, the Board of Directors reviewed, among other things, the history of the transaction, a nearly final draft of the Merger Agreement and the alternatives to the strategic combination. After such deliberations, the Board of Directors determined that the Merger was fair to and in the best interests of NDP and its stockholders and unanimously approved the Merger Agreement.

Recommendation of the Board of Directors of NDP

     At a meeting of the Board of Directors on January 19, 1998, the Board of Directors determined that the Merger was fair to and in the best interests of NDP and the NDP Stockholders and unanimously approved the Merger Agreement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NDP STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The determination of the Board of Directors to approve the Merger Agreement was based upon a consideration of a number of factors. The following list includes all material factors considered by the Board of Directors in its evaluation of the Merger and the Merger Agreement:

     - The Board of Directors' familiarity with, among other things, the business, operations, financial condition, competitive position and prospects of NDP, the nature of the financial industry in which NDP participates, and current industry, economic and market conditions;

     - The fact that NDP had solicited interest in a possible acquisition of NDP from third parties and had received indications of interest but no offers from other parties, other than an offer made several months ago which would have resulted in NDP Stockholders receiving significantly less value than that currently offered by Fiserv;

     - The conclusion of the Board of Directors that a transaction with Fiserv could achieve synergistic benefits;

     - The expected accounting treatment of the transaction as a "pooling of interests;"

     -    The expected tax-free treatment of the Merger;

     - The strategic and financial alternatives available to NDP, including remaining an independent company;

     - The recognition by the Board of Directors that the Merger would deprive the NDP Stockholders of the opportunity to continue their equity interests in NDP as an independent entity. However, the Merger would permit the holders of NDP Common Stock to continue to hold an equity interest in Fiserv, a much larger, more liquid company operating in a broader sector of the financial services industry, and to participate in the future growth of Fiserv; the Board of Directors also determined that the Merger was consistent with enhancing stockholder value;

     - The Board of Directors' review of the historical market prices of shares of Fiserv Common Stock, the historical market prices of shares of NDP Common Stock compared to the consideration to be received pursuant to the Merger and the future rates of growth and price earnings ratios which would be necessary for the market price of NDP Common Stock to equal or exceed the market value of the consideration to be received in the Merger;

     - Certain publicly available information with respect to the financial condition and results of operations of Fiserv; and

     - Because NDP did not consider specific strategic combinations or mergers with third parties other than certain entities contacted by representatives of NDP's Board of Directors which did not result in any alternative acquisition proposals, NDP's Board of Directors insisted upon provisions being included in the Merger Agreement which would allow the Board to consider unsolicited third-party acquisition proposals and to negotiate and discuss any such proposals in the exercise of their fiduciary duties. See "--The Merger Agreement" and "-- No Solicitation."

     In view of the wide variety of material factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determination.

Management and Operations of NDP Following the Merger

     The Merger Agreement provides that following the Merger, George D. Dalton, Chairman of the Board of Fiserv, Leslie M. Muma, Vice Chairman and President of Fiserv, Donald F. Dillon, Vice Chairman of Fiserv, and Kenneth R. Jensen, Senior Executive Vice President and Chief Financial Officer of Fiserv, who are the directors of Fiserv Solutions, will continue to be the directors of the Surviving Corporation. The officers of Fiserv Solutions, who also are officers of Fiserv, will remain as the officers of the Surviving Corporation.
Information about such persons is incorporated by reference to Fiserv's Annual Report on Form 10-K for the year ended December 31, 1997. At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will remain in effect.

     Subsequent to the Merger, Fiserv plans to continue to operate NDP as a separate division and the Surviving Corporation as an independent subsidiary and has no present intention to move or consolidate any of the operations of NDP or the Surviving Corporation or its subsidiaries or to change the name of any of its subsidiaries.

The Merger Agreement

     Reference is made to the copy of the Merger Agreement attached as Appendix A for a complete statement of the terms of the proposed Merger. The statements contained herein with respect to the Merger Agreement and the Merger are qualified in their entirety by the foregoing reference.

Effective Time and Consequences of the Merger

     If approved by the requisite vote of the NDP Stockholders and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective immediately upon the filing of the Certificate of Merger with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of Iowa or such other time or date thereafter as Fiserv, Fiserv Solutions and NDP may agree. At the Effective Time, NDP shall be merged with and into Fiserv Solutions, which shall be the Surviving Corporation in the Merger, the separate existence and corporate organization of NDP shall cease, and Fiserv Solutions shall succeed, insofar as permitted by Iowa law, to all rights, assets, liabilities and obligations of NDP.

     It is presently contemplated that the Effective Time will be April 14, 1998 or such other date as the parties may agree.

Merger Consideration

     In the Merger, each outstanding share of NDP Common Stock will be converted into the right to receive such number of shares of Fiserv Common Stock as shall equal the Conversion Ratio, which is defined as the quotient of (x) the quotient of (i) the NDP Stock Value which, as previously stated, is the negotiated amount of $22,500,000 less the NDP Merger Costs (estimated to be approximately $750,000) divided by (ii) the sum of the number of shares of NDP Common Stock and the number of shares of NDP Common Stock covered by options to purchase NDP Common Stock outstanding at the Effective Time, divided by (y) the Average Fiserv Stock Price. The NDP Stock Value is expected to be approximately $2,226 per share. Assuming an Average Fiserv Stock Price of $55.38 (which is the average closing price of Fiserv Common Stock as reported on NASDAQ for the 20 trading days ended March 6, 1998), the Merger would result in the present NDP Stockholders owning approximately less than one percent of the Fiserv Common Stock.

     No fractional shares of Fiserv Common Stock will be issued in the Merger. In lieu of any fractional shares, each holder of NDP Common Stock who would otherwise be entitled to receive a fractional share of Fiserv Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (i) the per share closing price of Fiserv Common Stock as reported on the NASDAQ on the date of the Effective Time, by (ii) the fractional interest to which such holder would otherwise be entitled. Fiserv will make available to the Exchange Agent the cash necessary for this purpose.

Conversion of NDP Common Stock; Procedures for Exchange of Share Certificates

     As soon as practicable after the Effective Time, each holder of shares of NDP Common Stock that have been converted into the right to receive Fiserv Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates for such shares of NDP Common Stock, will be entitled to receive certificates representing the number of whole shares of Fiserv Common Stock to be issued in respect of the aggregate number of such shares of Fiserv Common Stock previously represented by the stock certificates surrendered and cash, if any, payable in lieu of the issuance of a fractional share.

     Promptly after the Effective Time, the Exchange Agent will furnish the former NDP Stockholders a letter of transmittal for use in converting their NDP Common Stock certificates. The letter will contain instructions with respect to the surrender of certificates representing shares of NDP Common Stock and the distribution of certificates representing Fiserv Common Stock and/or cash, as the case may be.

     Subject to the provisions pertaining to cash in lieu of fractional shares in the following sentence, until surrendered for exchange each certificate nominally representing NDP Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of full shares of Fiserv Common Stock which the holder is entitled to receive upon surrender of said certificates to the Exchange Agent. Until they have surrendered their certificates representing shares of NDP Common Stock for exchange, NDP Stockholders will not be entitled to receive any payment for a fractional share interest. Any such payment will be remitted to the NDP Stockholder entitled thereto, without interest, at the time that such certificates representing shares of NDP Common Stock are surrendered for conversion, subject to any applicable abandoned property, escheat or similar law.

Representations, Warranties and Covenants

     The Merger Agreement contains representations and warranties as to the organization, operation, business and financial condition of NDP and its subsidiaries and Fiserv and Fiserv Solutions. Generally, representations and warranties will terminate at the Effective Time. The Merger Agreement also contains certain covenants of NDP, Fiserv and Fiserv Solutions, including covenants relating to the conduct of NDP and Fiserv prior to the Effective Time.

Federal Income Tax Consequences of the Merger

     The following discussion is intended to provide a summary of certain federal income tax consequences of the Merger.

     The Merger Agreement provides that, for federal income tax purposes, NDP and Fiserv intend that the Merger constitute a tax-free "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (a "Tax-Free Reorganization"). NDP and Fiserv intend to treat the Merger as a Tax-Free Reorganization in their federal income tax returns. The principal federal income tax consequences of a Tax-Free Reorganization, under currently applicable law, are as follows: (i) no gain or loss would be recognized by NDP or Fiserv as a result of the Merger; (ii) no gain or loss would be recognized by the NDP Stockholders on the exchange of their shares of NDP Common Stock solely for shares of Fiserv Common Stock pursuant to the Merger (except in respect of cash received in lieu of fractional shares as described below); (iii) the basis of the shares of Fiserv Common Stock received by a former NDP Stockholder pursuant to the Merger would be the same as the tax basis for the shares of NDP Common Stock exchanged therefor (reduced by any basis allocated to fractional shares to which an NDP Stockholder would otherwise be entitled and for which cash is received); and (iv) the holding period of shares of Fiserv Common Stock received by a former NDP Stockholder pursuant to the Merger would include the period during which the NDP Stockholder held such shares of NDP Common Stock.

     A holder of NDP Common Stock who receives cash in lieu of a fractional share of Fiserv Common Stock issued in a Tax-Free Reorganization would be treated as first having received such fractional share and then as having received cash in redemption thereof. If such redemption were treated as not essentially equivalent to a dividend within the meaning of Section 302(b) of the Code, such Stockholder would recognize capital gain or capital loss equal to the difference between the cash received and the tax basis allocated to his fractional share. Such capital gain or loss would be long-term capital gain or loss if such NDP Common Stock has been held for more than eighteen months as of the Effective Time and mid-term capital gain or loss if held for more than twelve months but less than eighteen months.

     Tax-Free Reorganization treatment is based on certain assumptions, including without limitation assumptions that: (i) the representations and warranties set forth in the Merger Agreement will be true, correct and complete as if made at the Effective Time; (ii) the requisite continuity of interest is met; (iii) no consideration other than shares of Fiserv Common Stock and cash paid for fractional shares will be received by holders of the shares of NDP Common Stock for their shares of NDP Common Stock; and (iv) following the Merger, Fiserv Solutions will hold (a) at least 90% of the fair market value of NDP's net assets and at least 70% of the fair market value of NDP's gross assets held immediately prior to the Merger, and (b) at least 90% of the fair market value of Fiserv Solutions' net assets and at least 70% of the fair market value of Fiserv Solutions' gross assets held immediately prior to the Merger (for purposes of this assumption, amounts paid by NDP or Fiserv Solutions to Stockholders who receive cash or other property (including cash for fractional shares), amounts used by NDP or Fiserv Solutions to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by NDP will be included in the assets of NDP or Fiserv Solutions, respectively, immediately prior to the Merger). Although Fiserv and NDP believe the foregoing assumptions are and will be correct, no assurances to that effect can be given.

     Under guidelines published in Revenue Procedure 77-37, 1977-2 C.B. 568 ("IRS Guidelines"), the Internal Revenue Service will issue a ruling that a transaction constitutes a Tax-Free Reorganization if certain factual representations can be made with respect thereto. In particular, the IRS Guidelines require a representation that there will be a 50% level of continuity of shareholder interest. NDP Stockholders should note, however, that the IRS Guidelines are intended to serve only as a description of the circumstances in which the Internal Revenue Service will issue a favorable ruling and not as a statement of the substantive law regarding the qualification of a transaction as a Tax-Free Reorganization. While continuity of shareholder interest is a requirement for Tax-Free Reorganization treatment, Supreme Court precedent supports a lesser degree of continuity than that required by the IRS Guidelines.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS EVERY ASPECT OF THE FEDERAL INCOME TAX LAWS THAT MAY BE RELEVANT TO THE HOLDERS OF NDP COMMON STOCK IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS SUBJECT TO SPECIAL TAX TREATMENT AND IS GENERALLY LIMITED TO PERSONS WHO HOLD NDP COMMON STOCK AS A CAPITAL ASSET. IN ADDITION, IT DOES NOT DISCUSS ANY STATE, LOCAL OR FOREIGN OR OTHER FEDERAL TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE RETROACTIVELY AS WELL AS PROSPECTIVELY AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH NDP STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND ANY CHANGES.

Conditions to the Merger

     The obligations of Fiserv and NDP to consummate the Merger are subject to the fulfillment or waiver (where permissible) of certain conditions, including:
(i) obtaining the approval of the NDP Stockholders; (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part;
(iii) no order being entered in any action or proceeding or other legal restraint or prohibition preventing the consummation of the Merger; (iv) the receipt by each party of various legal opinions and other certificates, consents, reports and approvals from the other parties to the Merger and from third parties; (v) the accuracy of the representations and warranties of each party and compliance with or the waiver of all covenants and conditions by each party; (vi) the termination of all outstanding employment agreements between NDP and employees of NDP; (vii) the exercise of all options to purchase shares of NDP Common Stock; and (ix) the owners of no more than five percent of the NDP Common Stock shall have exercised dissenters' rights in connection with the transaction contemplated by the Merger Agreement.

Amendments and Termination

     The Merger Agreement may be amended by a written agreement executed by NDP, Fiserv and Fiserv Solutions either before or after the NDP Stockholders approve the Merger. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual agreement of the Boards of Directors of Fiserv and NDP, or by the Board of Directors of any party if any of the conditions applicable to such party to effect the Merger is not satisfied or waived on or before the Effective Time or if the Merger is not effective on or before April 30, 1998, provided that the party seeking to terminate the Merger Agreement is not responsible for the failure of the Merger to occur prior to such date.

No Solicitation

     NDP has agreed, that subject to its fiduciary duties, so long as the parties are negotiating in good faith with respect to the Merger, it will not solicit or initiate, directly or indirectly, any inquiries or proposals from, or participate in any discussions or negotiations with, any person or entity (other than Fiserv and its representatives or agents) concerning any acquisition, business combination or purchase of all or any significant portion of the assets or equity interest in NDP presented from the date on which the Merger Agreement was executed until February 28, 1998.

Expenses of the Merger

     Whether or not the Merger is consummated, each party to the Merger Agreement will pay its expenses incurred in connection with the Merger.

Accounting Treatment

     It is anticipated that the Merger will be accounted for as a "pooling-of-interests." The "pooling- of-interests" method of accounting assumes that the combining companies have been merged from inception, and in most cases the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. However, because NDP's financial statements are not material to Fiserv's financial statements, Fiserv's financial statements have not been restated. If the Merger cannot be accounted for as a "pooling-of-interests" for accounting purposes, then Fiserv and Fiserv Solutions may, at their option, terminate the Merger or proceed with the Merger, in which case it will be accounted for under the purchase method of accounting. See "--The Merger Agreement," "--Federal Income Tax Consequences of the Merger," and "--Merger Consideration."

Resale of Fiserv Common Stock by Affiliates

     Fiserv Common Stock to be issued to NDP Stockholders in connection with the Merger has been registered under the Securities Act. Fiserv Common Stock received by the NDP Stockholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of NDP within the meaning of Rule 145 under the Securities Act ("Rule 145"). "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with NDP or Fiserv, as the case may be, at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of NDP may not sell their shares of Fiserv Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate of NDP (together with certain related persons) would be entitled to sell shares of Fiserv Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate of NDP (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Fiserv Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates of NDP only if Fiserv remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, an Affiliate of NDP would be able to sell such Fiserv Common Stock without such manner of sale or volume limitations, provided that Fiserv was current with its Exchange Act information filings and such Affiliate was not then an Affiliate of Fiserv. Two years after the Effective Time, an Affiliate of NDP would be able to sell such shares of Fiserv Common Stock without any restrictions provided such Affiliate has not been an Affiliate of Fiserv for at least three months prior thereto.

Rights of Dissenting Stockholders

     NDP Stockholders who oppose the proposed Merger will have the right to receive payment for the value of their shares as set forth in Sections 490.1300 et. seq. of the Iowa Business Corporations Act attached as Appendix B. Such dissenters' rights will be available only to NDP Stockholders who (i) timely notify NDP in writing of their intention to demand payment for their shares of NDP Common Stock and (ii) refrain from voting in favor of the Merger. Voting against the Merger will not constitute notifying NDP of the intention to demand payment if the Merger is effectuated.

     An NDP Stockholder must exercise dissenters' rights for all of the shares that he or she owns of record. An NDP Stockholder who holds shares beneficially, and not of record, may assert dissenter's rights for the beneficially owned shares only by submitting a written consent of the stockholder of record along with the written notice of dissent. An NDP Stockholder exercising dissenter's rights with respect to shares that he or she owns beneficially may not exercise dissenter's rights for fewer than all the shares held by the stockholder.

     Since the vote to authorize the Merger will take place at the Special Meeting, NDP will be required to notify by mail those NDP Stockholders who, by virtue of a timely notice of their intention to demand payment and having refrained from voting in favor of the Merger, are entitled to payment for their shares ("Dissenters Notices"). Dissenters Notices must be sent no later than ten days after the Special Meeting. The notice must: (i) state where demand for payment must be sent; (ii) state when certificates must be deposited; (iii) state the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made; (iv) supply a form on which to demand payment; (v) set a date by which demand must be received; and (vi) include a copy of the relevant portions of the Iowa Law.

     Unless an NDP Stockholder acquired his or her shares after NDP sends the Dissenters' Notices, NDP must calculate the fair market value of the shares plus interest, and upon the later of the Effective Time of the Merger or the date NDP receives the demand, pay this amount to any NDP Stockholder who has properly exercised dissenters' rights and deposited certificates representing all of such stockholder's shares of NDP Common Stock with NDP. The payment must be accompanied by: (i) NDP's balance sheet as of the end of its most recent fiscal year, an income statement and statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (ii) a statement of NDP's estimate of the fair market value of the NDP Common Stock subject to the demand; (iii) an explanation of how the interest was calculated;
(iv) a statement of dissenters' right to demand payment; and (v) a copy of the relevant portions of the Iowa Law.

     Within 30 days of the date NDP pays a dissenting stockholder for his or her shares, the NDP Stockholder may challenge NDP's calculation of the fair market value of the shares and interest due and must state the amount that he or she believes to represent the true fair market value and interest on the shares.

     It is a condition to the Fiserv's obligation to complete the Merger that beneficial owners of no more than five percent of the issued and outstanding shares of NDP Common Stock exercise their dissenters' rights. See "--The Merger Agreement" and "--Conditions to the Merger."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

                                                Fiserv
                                              Common Stock
                                         ------------------------
     1996:                                  High           Low
                                         -----------    ---------
       Quarter Ended March 31,           $  32          $ 25 3/8
       Quarter Ended June 30,               33 3/8        28 1/16
       Quarter Ended September 30,          38 11/16      28 5/8
       Quarter Ended December 31,           39 5/8        34

     1997:
       Quarter Ended March 31,           $  39          $ 32 3/4
       Quarter Ended June 30,               44 5/8        36 3/4
       Quarter Ended September 30,          49 1/2        43 7/8
       Quarter Ended December 31,           50 1/8        39 3/4

     1998:
       Quarter Ended March 31,
         (through March 6, 1998)          $ 60 11/16    $ 46 1/2


     On January 20, 1998, the last full trading day prior to the joint public announcement that NDP and Fiserv had executed the Merger Agreement, the closing price per share of Fiserv Common Stock as reported by NASDAQ was $52 1/8. On March 6, 1998, the closing price per share of Fiserv Common Stock as reported by NASDAQ was $60 11/16. NDP Stockholders are urged to obtain current market quotations for shares of Fiserv Common Stock. As of March 6, 1998, Fiserv had approximately 1,960 stockholders of record.

     There is no public market for shares of NDP Common Stock. As of March 9, 1998 NDP had approximately 250 Stockholders of record.

     Fiserv has never declared or paid any cash dividends or made any other distribution on the Fiserv Common Stock, and it is anticipated that in the foreseeable future Fiserv will follow its policy of retaining any earnings for use in its business. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors of Fiserv.

     NDP has not declared or paid any cash dividends or made any other distribution on the NDP Common Stock since the fiscal year ended March 31, 1978, and it is anticipated until the closing, NDP will follow its policy of retaining any earnings for use in its business. Any future determination as to declaration and payment of dividends will be made at the discretion of the Board of Directors of NDP.


                      FISERV SUPPLEMENTAL FINANCIAL DATA

     The following table sets forth supplemental consolidated financial data of Fiserv. The income statement data in the table for the four years ended December 31, 1997 and the balance sheet data as of December 31, 1995, 1996 and 1997, have been derived from Fiserv's consolidated financial statements incorporated by reference herein, which have been audited by Deloitte & Touche LLP, independent auditors. The income statement data for the year ended December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994, have been derived from Fiserv's consolidated financial statements which are not incorporated by reference herein.

                                 FISERV, INC.

                                                                       As of and for the Year Ended December 31,
                                                           ------------------------------------------------------------------
                                                              1993         1994           1995(1)         1996        1997
                                                           ----------   ----------      ----------     ----------  ----------

                                                                         (In thousands, except per share data)
Statement of Operations Data:

Revenues.................................................  $  519,996   $  635,297      $  769,104     $  879,449  $  974,432
                                                           ----------   ----------      ----------     ----------  ----------
Cost of revenues:
Salaries, commissions and
  payroll related costs..................................     239,166      298,997         351,180        394,932     454,850
Data processing rentals and
  telecommunication costs................................      75,689       86,953         100,908         97,721     100,601
Other operating expenses.................................     103,185      123,086         141,100        164,003     189,982
Depreciation and amortization of
  property and equipment.................................      24,593       33,751          40,486         44,120      49,119
Purchased incomplete
  software technology....................................          --           --         172,970             --          --
Amortization of intangible assets........................       9,350       11,060          26,166         21,391      14,067
Amortization (capitalization) of
  internally generated computer
  software - net.........................................      (7,185)      (9,599)         (6,382)         3,732          36
                                                           ----------   ----------      ----------     ----------  ----------

Total....................................................     444,798      544,248         826,428        725,899     808,655
                                                           ----------   ----------      ----------     ----------  ----------

Operating income (loss)..................................      75,198       91,049         (57,324)       153,550     165,777
Interest expense -  net..................................       4,366        6,951          18,822         19,088      11,878
                                                           ----------   ----------      ----------     ----------  ----------

Income (loss) before income
  taxes..................................................      70,832       84,098         (76,146)       134,462     153,899

Income tax provision (credit)............................      27,107       33,067         (30,220)        54,754      63,099
                                                           ----------   ----------      ----------     ----------  ----------

Net income (loss)........................................  $   43,725   $   51,031      $  (45,926)    $   79,708  $   90,800
                                                           ==========   ==========      ==========     ==========  ==========

Net income (loss) per common
  and common equivalent share:
  Basic..................................................       $0.98        $1.10          $(0.93)         $1.56       $1.75
                                                           ==========   ==========      ==========     ==========  ==========
  Diluted................................................       $0.96        $1.08          $(0.93)         $1.53       $1.70
                                                           ==========   ==========      ==========     ==========  ==========

Shares used in computing net
  income per share:
  Basic..................................................      44,749       46,583          49,348         50,993      52,009
                                                           ==========   ==========      ==========     ==========  ==========
  Diluted................................................      45,575       47,364          49,348         52,046      53,528
                                                           ==========   ==========      ==========     ==========  ==========


                                                                                   As of December 31,
                                                           ------------------------------------------------------------------
                                                              1993         1994            1995           1996        1997
                                                           ----------   ----------      ----------     ----------  ----------

                                                                   (In thousands, except book value per common share)
BALANCE SHEET DATA:
Total assets.............................................  $1,874,939   $2,204,832      $2,514,597     $2,698,979  $3,636,491
Long-term debt...........................................     124,624      150,599         383,416        272,864     252,031
Shareholders' equity.....................................     370,740      425,389         514,866        605,898     769,255
Book value per common....................................
 share...................................................       $7.85        $9.01           $9.92         $11.72      $14.26
---------------

(1) 1995 includes certain charges related to the acquisition of Information Technology, Inc. ("ITI"). The charges are a pre-tax special, one-time, non-cash charge of $173 million to expense the purchased ITI Premier II research and development and a pre-tax charge of $9.9 million for the accelerated amortization of the completed ITI Premier I software. The combined after-tax charge was $109.6 million ($2.18 per share - diluted). Net income and net income per share-diluted before such charges was $63.7 million and $1.27, respectively.

                  FISERV MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Years Ended December 31, 1997, 1996 and 1995

     Results of Operations

     The following table sets forth, for the periods indicated, the relative percentage which certain items in Fiserv's consolidated statements of income bear to revenues and the percentage change in those items from period to period. The table and the following discussion exclude certain charges to 1995 operations associated with the acquisition of Information Technology, Inc. aggregating $182.9 million, relating to the write-off of incomplete software technology and accelerated amortization of computer software acquired.

                                                                                         Period to Period Percentage
                                                        Percentage of Revenues               Increase (Decrease)
                                                       Year Ended December 31,           ---------------------------
                                                  ----------------------------------       1996 vs         1997 vs
                                                     1995        1996        1997          1995            1996
                                                     ----        ----        ----          ----            ----
Revenues...................................          100.0%      100.0%      100.0%          14.3%         10.8%
                                                     -----       -----       -----         ------         -----
Cost of revenues:
Salaries, commissions
 and payroll...............................           45.7        44.9        46.7           12.5          15.2

Data processing expenses,
 rentals and telecommunication
 costs.....................................           13.1        11.1        10.3           (3.2)          2.9

Other operating costs......................           18.3        18.6        19.5           16.2          15.8

Depreciation and amortization
 of equipment and
 improvements..............................            5.3         5.0         5.0            9.0          11.3

Amortization of intangible
 assets....................................            2.1         2.4         1.5           31.7         (34.2)

Amortization (capitalization)
 of internally generated
 software-net..............................           (0.8)        0.4          --         (158.5)        (99.0)
                                                     -----       -----       -----         ------         -----

Total costs of revenues....................           83.7%       82.4%       83.0%          12.8%         11.4%
                                                     -----       -----       -----         ------         -----

Operating income...........................           16.3%       17.6%       17.0%          22.3%          8.0%
                                                     -----       -----       -----         ------         -----

Income before income
 taxes.....................................           13.9%       15.3%       15.8%          26.0%         14.5%
                                                     -----       -----       -----         ------         -----

Net income.................................            8.3%        9.1%        9.3%          25.1%         13.9%
                                                     =====       =====       =====         ======         =====

     Revenues increased $95.0 million in 1997 and $110.3 million in 1996. In both years, approximately half of the growth resulted from the inclusion of revenues from the date of purchase of acquired businesses and the balance in each year from the net addition of new clients, growth in the transaction volume experienced by existing clients and price increases. Fiserv provides item processing services in the Canadian market through a joint venture with Canadian Imperial Bank of Commerce, the revenues from which are recorded on a fee basis. If the gross revenues from this activity were recognized, revenues for the current year would have been increased by approximately $205 million or 23 percent.

     Cost of revenues increased $82.8 million in 1997 and $82.4 million in 1996. As a percentage of revenues, cost of revenues increased 0.6 percent from 1996 to 1997 and decreased 1.3 percent from 1995 to 1996. 1996 revenues included a significant amount of termination fees with no related costs incurred. The make up of cost of revenues also has been significantly affected in both years by business acquisitions and by changes in the mix of Fiserv's business as sales of software and related support activities, securities processing, item processing and electronic funds transfer operations have enjoyed an increasing percentage of total revenues.

     A significant portion of the purchase price of Fiserv's acquisitions has been allocated to intangible assets, such as client contracts, computer software, non-competition agreements and goodwill, which are being amortized over time, generally three to 40 years. Amortization of these costs decreased $7.3 million from 1996 to 1997 and increased $5.1 million from 1995 to 1996. The change from an increase in 1996 to a decrease in 1997 resulted primarily from accelerated amortization applied to completed software acquired in the acquisition of ITI.

     Capitalization of internally generated computer software is stated net of amortization and decreased $3.7 million in 1997 and $10.1 million in 1996. Net software capitalized approximated related amortization in 1997 and was more than offset by amortization in 1996 due to the accelerated amortization of software in both years resulting from the planned consolidation of certain product lines.

     Operating income increased $12.2 million in 1997 and $28.0 million in 1996. As a percentage of revenues, operating income decreased 0.6 percent in 1997 and increased 1.3 percent in 1996.

     The effective income tax rate was 41 percent in 1997 and 1996 and 40 percent in 1995. The effective income tax rate for 1998 is expected to remain at 41 percent.

     Fiserv believes that it has an effective plan to address the Year 2000 issue and expects to incur charges approximating $15 million a year in each of the next two years related to this issue. It is not anticipated that operating income as a percentage of revenues will be materially impacted by these charges.

     Fiserv's growth has been accomplished largely through the acquisition of entities engaged in businesses that are complementary to its operations. Management believes that a number of acquisition candidates are available that would further enhance Fiserv's competitive position and plans to pursue them vigorously. Management is engaged in an ongoing program to reduce expenses related to acquisitions by eliminating operating redundancies. Fiserv's approach has been to move slowly in achieving this goal in order to minimize the amount of disruption experienced by its clients and the potential loss of clients due to this program.

     Liquidity and Capital Resources

The following table summarizes Fiserv's primary sources of funds:

                                                     Year Ended December 31,
                                                -----------------------------------
                                                  1995         1996          1997
                                                --------     ---------     --------
                                                          (in thousands)
     Cash provided by operating activities
     before changes in securities processing
     receivables and payables-net.............  $107,037     $ 173,774     $175,506

     Securities processing receivables
     and payables-net.........................    29,935        (3,660)      (5,948)
                                                --------     ---------     --------

     Cash provided by operating activities....   136,972       170,114      169,558

     Issuance of common stock-net.............       638         4,896       10,040

     Decrease (increase) in investments.......    10,254        16,831      (55,625)

     Increase (decrease) in net borrowings....   180,644      (119,640)     (31,096)
                                                --------     ---------     --------

      TOTAL...................................  $328,508     $  72,201     $ 92,877
                                                ========     =========     ========

     Fiserv has applied a significant portion of its cash flow from operations to acquisitions and the reduction of long-term debt and invests the remainder in short-term obligations until it is needed for further acquisitions or operating purposes.

     Fiserv believes that its cash flow from operations together with other available sources of funds will be adequate to meet its funding requirements. In the event that Fiserv makes significant future acquisitions, however, it may raise funds through additional borrowings or issuance of securities.

                               BUSINESS OF FISERV


     Fiserv, with operations in over 75 cities, including 15 cities in Canada, England and Singapore, is a leading independent provider of financial data processing systems and related information management services and products to banks, credit unions, mortgage banks, savings institutions and other financial intermediaries. These services and products are based primarily on proprietary software developed by Fiserv and maintained on computers located at data processing centers throughout the United States. Fiserv is ranked as the nation's leading data processing provider for banks and savings institutions in terms of total clients served and is the nation's second leading data processing provider for credit unions and mortgage banks.

     Fiserv directly supports account and transaction processing software systems for approximately 3,383 financial institutions, maintaining approximately 50 million service bureau accounts. Fiserv delivers this account and transaction processing in all four of the traditional delivery modes: service bureau; facilities management; resource management; and in-house solutions. Fiserv also provides electronic banking services, which include Automated Teller Machine ("ATM")/Electronic Funds Transfer ("EFT") services to financial institutions, and processing approximately 200 million ATM transactions annually. Fiserv also provides check and share draft remittance and back-office processing to financial institutions, handling approximately over
4.1 billion prime pass items per year through its regional item processing centers located in over 45 cities in North America. In addition, Fiserv provides trust administration services for IRAs and other retirement plans, and furnishes microcomputer software to financial institutions for executive information and decision support systems. The total client base served by Fiserv includes more than 5,000 financial institutions. Fiserv believes that its focus on customer service and the contractual nature of its business, combined with its historical renewal experience, provide a high level of recurring revenues.

     The Fiserv Securities Processing Group provides a wide range of traditional processing and related services to support all aspects of a retail brokerage operation. In addition, the Securities Processing Group provides an array of complementary products and services, such as specialized processing for bank and capital markets departments, mutual fund processing for both load and no load funds, self-directed retirement plans, equity dividend reinvestment plans, investment management accounts, mutual fund wrap accounts, annuity processing, and customized Internet, telephony and programming.

     Fiserv was formed on July 31, 1984, through the combination of two major regional data processing firms located in Milwaukee, Wisconsin, and Tampa, Florida. These firms--First Data Processing of Milwaukee and Sunshine State Systems of Tampa--began their operations in 1964 and 1971, respectively, as the data processing operations of their parent financial institutions. Historically, operations were expanded by developing a range of services for these parent organizations as well as other financial institutions.

     Since Fiserv's formation in 1984, it has expanded its operations through over 60 acquisitions and internally through the growth of existing clients. From 1988 to 1997, Fiserv's revenues increased from $125.0 million to $974.4 million, its operating income increased from $15.5 million to $165.8 million, and its net income grew from $9.2 million to $90.8 million. During this period, net income per common and common equivalent share-diluted increased from $.33 to $1.70.

     Additional information concerning Fiserv is included in Fiserv's Annual Report on Form 10-K for the year ended December 31, 1997, and other Fiserv documents filed with the Commission that are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                   NDP SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated financial data of NDP. The selected consolidated historical financial data at and for each year in the five year period ended March 31, 1997 have been extracted from NDP's consolidated financial statement which have been audited by independent certified public accountants. The unaudited selected consolidated historical financial data at and for nine months ended December 30, 1996 and 1997 have been extracted from NDP's unaudited consolidated financial statements.


              NDP Selected Historical Consolidated Financial Data
              (In thousands, except shares and per share amounts)

                                                                                         As of and for the
                                                                                         nine months ended
                                           As of and for the year ended March 31,          December 31,
                                       -----------------------------------------------   -----------------
                                        1993      1994      1995      1996      1997      1996      1997
                                       -------  ---------  -------  --------   -------   ------    -------
                                                                                            (unaudited)
Statement of Operations Data:

Net Revenue..........................  $ 5,830  $  5,099   $ 9,570   $ 9,647   $11,232   $7,934    $ 9,508

Net income (loss)....................      659    (1,259)      838       767     1,328      675      1,168

Net income (loss) per common share:
  Basic..............................   110.35   (203.18)   128.83    109.64    173.30    88.47     144.75
  Diluted............................   109.75   (203.18)   125.18    103.79    165.44    84.28     136.81

Cash dividends per common share......       --        --        --        --        --       --         --

Weighted average shares
 outstanding:
  Basic..............................    5,970     6,196     6,504     6,996     7,665    7,633      8,067
  Diluted............................    6,003     6,196     6,694     7,390     8,029    8,012      8,535

Balance Sheet Data:

Total assets.........................  $ 5,718  $  5,658   $ 5,913   $ 6,836   $ 9,197   $7,710    $ 9,825

Long term obligations................      960     1,241       808       550       271      326        171

Redeemable common stock..............      255       260       366       474       713      529        776

Stockholders' equity.................    1,970       727     1,724     2,675     3,841    3,317      5,312

Book value per common share..........      319       117       255       365       490      428        621

Shares of NDP common stock
 outstanding.........................    6,185     6,239     6,768     7,335     7,837    7,753      8,557

                  NDP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     NDP is a software and services firm headquartered in Cedar Rapids, Iowa. NDP provides administrative software, processing and consulting services to the life insurance industry. NDP's proprietary software product is the ID/3/ System, which provides the life, health and annuity insurance industry all the administrative systems required to conduct insurance operations from new business through payment of claims. NDP derives its revenues principally from the sale of software licenses to life insurance companies, the installation of software, maintenance of software and post installation services in the form of consulting, implementation, training and education. NDP also derives revenues from fees charged licensed clients for the maintenance and enhancement of the ID/3/ System. In addition to these two sources of revenue, NDP, through its service bureau, gains additional revenues from clients who do not wish to operate their own data processing systems. Such clients typically own the software used in the service bureau and purchase maintenance and software modification service from NDP. NDP secures additional revenue from these clients for the daily operation of their systems on a per policy basis.

     The major expenses incurred by NDP relate to employee compensation and benefits, general administrative and other expenses, commissions paid on license sales to sales personnel, computer hardware and communications expenses in conjunction with the service bureau operation, travel and related sales expenses.

     NDP's business is not characterized as seasonal, but has been positively impacted by the realization by life insurance companies of the Year 2000 or millennium problem.


Nine Months Ended December 31, 1997 Compared to Nine Months Ended December 31, 1996.

     Revenue for the period ended December 31, 1997 was $9.1 million or 25% greater than the $7.3 million for the period ended December 31, 1996. The overall revenue increase was due to the increased demand for consulting and implementation services in 1997 compared to 1996.

     Revenues for data services were $1.2 million for the period ending December 1996 compared to $.8 million for December 31, 1997. The decrease was due predominantly to the loss of Shelby Life Insurance Company as a customer when it was acquired by another non-NDP customer. In addition, two other service bureau accounts were renegotiated on long-term leases for a slight discount over the previous year. As volumes increase this revenue is expected to return and surpass its former level.

     Two new accounts, Union Fidelity Life Insurance Company and Standard of Oregon are expected to increase data services in the next two years. Revenues from software services for the period ended December 31, 1996 were $6.0 million compared to $8.2 million in December 31, 1997. These figures include license fees for both periods. The license fees for the period ended December 31, 1996 were $920,000; and for the period December 31, 1997 were $775,000. Consulting revenue has increased to the point where NDP is now realizing approximately a million dollars per month in consulting revenues. The net revenue derived by NDP from the sale of IBM computer hardware and software was $84,924 in 1997 compared to $119,177 in 1996. Decreases in hardware and software pricing by the IBM Corporation and smaller machines needed for the new clientele account for the decrease in net difference between computer hardware revenue and cost of sales in computer hardware.

     Operating expenses in the area of salaries and wages increased proportionately from $3.1 million in the period ended December 31, 1996 compared to $3.8 million in the period ended December 31, 1997. Expenses for salaries and wages are directly proportional to consulting revenues as fees are charged to NDP's clients per hour of time spent on the clients' business. In addition, some outside subcontractor work, which was needed in order to satisfy certain client requirements, ordinarily comes at a higher expense ratio than employees of NDP. Computer expenses for the period and other expenses remain relatively flat during the two periods with some increase due to the opening of the Austin branch office operation.

Fiscal Year Ended March 31, 1997 Compared to Fiscal Year Ended March 31, 1996

     Operating income for the fiscal year ended March 31, 1996 was $1.3 million compared to the fiscal year ended March 31, 1997 in which operating revenue was $1.8 million. This 31% increase in operating income was due predominantly to the increase in revenue in the software services area as new employees were added to the highly margined consulting area to satisfy demand.

     Revenue for the year ended March 31, 1997 was $10.6 million compared to $9.0 million for the year ended on March 31, 1996, an increase of $1.6 million. Revenue from software services was $8.8 million compared to $7.2 million, or an increase of $1.6 million. License sales for the year ended March 31, 1997 were $1,761,000 compared to $650,000 for the year ended March 31, 1996. There were five new sales during the fiscal year ended March 31, 1997. Two of the larger sales were to National Health Insurance Company of Dallas and Teacher's Insurance and Annuity Association of America ("TIAA-CREF"). TIAA-CREF is the third largest asset-based life insurance company in the United States. Both of these contracts are expected to yield significant revenue in the next two fiscal years.

     Increases in expenses for the comparable years were predominantly in salaries and wages as new employees were added to accommodate consulting requirements. In addition, to supplement the lack of employees with subcontractors accounted for a slightly inordinate increase in expenses for the year ended March 31, 1997. The Sales and Marketing was separated from the software services area in 1997. This resulted in an increase in expenses as management layers were added to accommodate the increased effort in the sales area.


Fiscal Year Ended March 31, 1996 Compared to Fiscal Year Ended March 31, 1995

     Revenues in the fiscal year ended March 31, 1995 were $8.4 million compared to revenues in the fiscal year ended March 31, 1996 of $9.0 million, an increase of $.6 million. Revenues from software services increased from $6.8 million to $7.2 million for the same period. Revenues from Data services increased from $1.3 million to $1.7 million, an increase of $.4 million due to the addition of one new service bureau account - Shelby Life Insurance Company. Detracting from the revenue was a reduction in computer hardware and software sales from $1.4 million to $.7 million, a decrease in $.7 million, due predominantly to one large computer sale in 1996 which was highly discounted. Income before income tax was $1.0 million compared to $1.3 million for an increase of $.3 million, but there was an increase in shareholder's equity from $1.7 million to $2.7 million, an increase of $1.0 million.

     A license sale was made to Aetna International for the use of the ID/3/ System in its Far East Markets. While the license was limited, it did provide NDP with its first truly international exposure. In addition, a seven-year outsourcing agreement was signed with Standard of Oregon, which was the largest outsourcing agreement for NDP at that time.

     A consistent trend in the three years ended March 31, 1996 is that the software services area continues to rise in direct proportion to new sales and to new demands for consulting services. Equipment hardware and software sales remain fairly constant as new license sales increased only slightly during this same period.


Liquidity and Capital Resources

     At December 31, 1997, NDP had assets of $9.8 million, with stockholder's equity of $5.3 million, up 61% from $3.3 million on December 31, 1996. This was due primarily to an increase from $1.1 million in operating income to $1.8 million and an increase in the cash position as of that same period. At December 31, 1997 NDP had a single item of long-term debt on its balance sheet, to Winthrop Leasing of Wisconsin in the amount of $171,350 for an operating lease on an AS/400 computer which will expire in December, 1998. NDP, in essence, has no long-term debt, and has a line of credit with Firstar Bank, Iowa, N.A., which is adequate to meet NDP's short-term operating capital needs. In the opinion of management, the cash on hand and the existing lines of credit are sufficient to meet the operating capital needs for the foreseeable future.

     On January 1, 2000, information technology experts believe that many data processing application systems may fail as a result of erroneous calculations and data integrity problems. The situation largely known now as the Year 2000 issue, may occur because many application software systems cannot process date information beyond December 31, 1999.

     NDP, as a vendor of the ID/3 /System has long recognized the potential impact of the Year 2000 issue. NDP addressed the issue and published a compliance statement to its clients. The ID/3/ System was designed with 4-digit year capability since its inception in 1990. Extensive tests of the base ID/3/ System and critical corollary software were conducted throughout 1997. Test results demonstrated no discernible impact on the ID/3/ System as a result of the transition to a new millenium. The clients have been publicly notified of the status of the ID/3/ System and their obligations regarding compliance during the Network User Group meeting in September, 1997.

     NDP has further tested ID/3/ in conjunction with critical vendor software (IBM and Synon, Inc.) products. Test results have demonstrated no impact on base ID/3/ due to interaction with software from these vendors. Clients have been notified of the appropriate release levels of each critical software system.

     NDP's management concludes that no significant financial or operational impact will be experienced as a result of the Year 2000 issues.


Effects of Inflation

     Because NDP's assets are, to a large extent, liquid in nature they are not significantly effected by inflation. However, inflation may result in increases in NDP's operating expenses such as employee compensation and benefits, occupancy and equivalent costs and communication expenses which can be readily recoverable in the price of services offered.


                                 NDP'S BUSINESS

General

     NDP is a software and services company that derives its revenue from three main sources: software licenses, consulting and client services and outsourcing or service bureau operations.

     Software license sales have historically accounted for between 15% and 25% of total revenues for NDP. These are license agreements for the ID/3 /System paid by clients to secure a perpetual license to use the ID/3/ System. In addition, NDP is a Value Added Reseller to the IBM Corporation. They act as the sales agent in selling the equipment and software necessary to operate the ID/3/ System at the client's location.

     NDP's second source of revenue is consulting, or client services, and is derived from consulting services during the implementation and post-implementation of the ID/3/ System at the client's location. Consulting fees are paid by the clients to NDP for services performed by individuals who are knowledgeable of the ID/3/ product; who assist the client in converting historic data to the ID/3/ System, who educate clients and who train clients in the use of the ID/3/ System. This is a substantial source of revenue to NDP and currently, is running approximately $1 million per month. Also included under software services, is Product Support which is the fees paid by contracted clients for the maintenance and enhancement of the ID/3/ System. These fees are usually 15-20% of the license contracted fee and will surpass $1 million per year in 1998.

     The third major source of revenue to NDP is the data services operation or the service bureau operation. NDP contracts to provide total data processing services to its clients which includes the use of the ID/3/ System and the hardware, software and actual operation of the system for the client. As more clients decide to "out-source" in the future, this is anticipated to be a growing area for NDP.


Nature of the NDP Business

     The NDP business, by its very nature, is subject to various risks including fluctuations in volumes of license sales and correspondingly volumes in software services revenue.

     NDP is solely dependent on ongoing license sales not only to derive a portion of its income but to precipitate the ongoing revenue derived from the software services area. These new sales account for new consulting opportunities, implementation, integration opportunities, education, training and ongoing data conversion consulting. A downturn in sales would adversely affect the growth of the business as income from operational clients greatly diminishes after these clients are in full production with the ID/3/ System.


Dependence on Key Clients

     Clients who newly license the ID/3/ System will expend the major portion of their payments to NDP during the first two years after the signing of the license agreement. If these clients are large, they have a tendency to be more complex with more complex insurance portfolio products. Services revenue for these clients is larger in the first two years than the smaller clients. As of December 31, 1997 NDP is supporting six installing customers who are converting their old insurance portfolios to the ID/3/ System as well as modifying the system to handle any unusual methods of operation. The three largest customers accounted for over 30% of total revenue for the first nine months of fiscal 1998.


Competition and Risk

     NDP operates in a highly competitive market. Some of the competitors of NDP have greater capital and more resources available to them than does NDP.

     NDP encounters intense competition when it approaches the larger accounts and expends more revenue in competing with the two competitors who constantly seek those accounts. These competitors are: Cybertek, and the Continuum Company, a Division of Computer Sciences Corporation. These two companies, in essence, operate their businesses very much like NDP and attempt to secure the same type of services and revenues from clients larger than those customarily approached by NDP. These competitors normally do not approach clients under the top 50 in the life insurance industry based on assets. NDP is very selective in competing with these two entities but has on occasion competed and won.

     More often, the main competitors to NDP are the Genelco Corporation and the PDM Corporation, now a division of IBM. These two companies have historically attempted to secure the mid range life insurance market in the United States and both usually have appeared as finalists with NDP on selection lists when the client has reduced such a list to the final three to five service providers. Genelco presents a known competitive risk and has been successfully countered in many sales situations. However, there is a growing risk with the PDM company since it is now owned by IBM with all its vast resources.


Employees

     As of December 31, 1997 NDP had 108 full time employees. A small number of these employees are located in other states and either travel to the client destinations or produce their work through telecommunications into the NDP facilities. There is no union activity at NDP and management feels its relations with its employees are good.


Properties

     NDP currently leases 25,000 square feet from 2005, Inc., of Cedar Rapids, Iowa at $15,000 per month through March, 2000. NDP also leases 1,652 square feet of office space in Austin, Texas for several non-resident consulting subcontractors and two employees for $2,615 per month for a period of three years. NDP has recently leased additional office space in Des Moines, Iowa at the current rate of $4,301 per year for five years.

                               LEGAL PROCEEDINGS

     NDP is involved in certain legal matters in the ordinary course of business. In the opinion of management and legal counsel, such matters will not have a material effect on the financial position or results of operations of the Company.


            NDP VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF

     The following table sets forth the number of shares of NDP Common Stock, held of record or beneficially by each person who held of record or was known by NDP to own beneficially, more than five percent of NDP Common Stock, and the name and shareholdings of each officer and director and of all officers and directors as a group. All percentages are based on the 9,768 shares of NDP Common Stock issued and outstanding.

                                          Number of Shares
                 Name                   Beneficially Owned(1)  Percent of Class
--------------------------------------  ---------------------  ------------------
Robert H. Taylor......................          2,422                 24.8%
Howard F. Arner.......................            999                 10.2
Allen Taylor..........................            385                  3.9
William R. Choromanski................            621                  6.4
John D. Millard.......................            323                  3.3
Marian T. Antin.......................            273                  2.8
Connie J. Michel......................             21                    *
Donald H. Sievers.....................             20                    *
Edwin L. Arkema.......................             37                    *
David R. Antin........................             93                    *

All Executive Officers and Directors
   as a Group (11 persons)............          5,194                 53.2%

--------------------------------

* Indicates less than 1% ownership of the total shares of NDP Common Stock outstanding.

(1) Except as otherwise noted, to the best knowledge of NDP, all stock is owned beneficially and of record by the indicated owner, and each stockholder has sole voting and investment power over the stock. Unless otherwise indicated, includes shares of Common Stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals effectively exercise sole or shared voting and/or investment power.

                      DESCRIPTION OF FISERV COMMON STOCK

General

     The holders of Fiserv Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Fiserv Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of Fiserv out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Fiserv, holders of Fiserv Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Fiserv Common Stock have no preemptive rights to subscribe for unissued shares of capital stock of Fiserv. There are no cumulative voting rights with respect to the Fiserv Common Stock, with the result that holders of a majority of the Fiserv Common Stock may elect all Fiserv's directors.

     As of March 6, 1998, there were approximately 1,960 holders of record of Fiserv Common Stock.

     Fiserv has appointed Firstar Trust Company, Milwaukee, Wisconsin, as transfer agent and Registrar for the Fiserv Common Stock.

Stockholder Rights Plan

     On February 23, 1998, Fiserv, Inc. entered into a Shareholder Rights Agreement with Firstar Trust Co., as Rights Agent (the "Rights Agreement") and the Board of Directors of Fiserv, Inc. declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Fiserv Common Stock. Such dividend is payable on March 9, 1998 to the holders of record of Fiserv Common Stock on such date. Certificates for shares of Fiserv Common Stock delivered by or on behalf of Fiserv, Inc. after March 9 and prior to the occurrence of certain events outlined in the Rights Agreement will contain a notation incorporating the Rights Agreement by reference. Consequently, each share of Fiserv Common Stock offered hereby has one Right attached. The Rights will expire on February 23, 2008, unless previously exercised or redeemed at the option of the Board of Directors.

     Generally, under the terms of the Rights Agreement, the Rights will be exercisable if a person or group has acquired, commenced or announced its intention to commence a tender or exchange offer to acquire 15% or more of the Fiserv Common Stock. The Rights will also be exercisable if the majority of disinterested directors who are not also officers of Fiserv, Inc. determine that a person or group beneficially owning 10% or more of the Fiserv Common Stock is likely to (i) seek short-term financial gain to the detriment of the best long-term interests of Fiserv, Inc. or its shareholders, or (ii) materially and adversely affect the business or prospects of Fiserv, Inc.

     Initially, each Right will entitle its holder to buy one one-hundredths of a share of Series A Junior Participating Preferred Stock, at an exercise price of $250, subject to adjustment. If the Rights become exercisable, holders of each Right, other than the acquiring or adverse person, will have the right, upon payment of the exercise price, to purchase the number of shares of Fiserv Common Stock (in lieu of the preferred stock) which, at that time, have a market value of two times the exercise price of a Right. If the Rights become exercisable, the Fiserv Board of Directors may also exchange Rights, other than those held by the acquiring person or adverse person, in whole or in part, at an exchange ratio of one share of Fiserv common stock per Right. At any time after a person or group acquires 15% or more of Fiserv common stock, if Fiserv is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, Rights holders other than the acquiring person or group will have the right, upon payment of the exercise price, to purchase that number of shares of common stock of the acquiring company (in lieu of preferred shares) which, at the time of the transaction, have a market value equal to two times the exercise price of a Right.

     The Rights Agreement is filed as an exhibit to a Registration Statement on Form 8-A dated February 24, 1998 that has been filed by Fiserv with the Commission The Rights Agreement is incorporated by reference in this Proxy Statement/Prospectus, and reference is made to it for the complete terms fo the Rights Agreement and Rights. The foregoing description of the Rights Agreement is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

            COMPARISON OF RIGHTS OF STOCKHOLDERS OF FISERV AND NDP

General

     NDP is incorporated under the laws of the State of Iowa. Accordingly, the rights of NDP stockholders are governed by NDP's Articles of Incorporation, as amended ("NDP Articles"), its Bylaws ("NDP Bylaws") and Iowa law. Fiserv is incorporated under the laws of the State of Wisconsin and, accordingly, the rights of Fiserv Stockholders are governed by Fiserv's Articles of Incorporation ("Fiserv Articles"), its Bylaws ("Fiserv Bylaws") and Wisconsin law. The Iowa and Wisconsin corporation laws differ in a number or respects, as do the respective Articles and Bylaws of NDP and Fiserv.

     Upon consummation of the Merger, NDP stockholders will become stockholders of Fiserv and, as such, all of their rights will be governed by the Fiserv Articles, Fiserv Bylaws and Wisconsin law.

     The following summary of the material differences that may affect the rights and interests of NDP Stockholders is not intended to be an all-inclusive discussion of such differences.

Board of Directors

     Iowa law provides that the articles of incorporation may provide for staggering of terms of directors into two or three groups with each group consisting of as near to one-half or one-third the total number of directors as possible, respectively. In addition, the authorized number of directors constituting the Board of Directors is specified in, or fixed in accordance with, the articles of incorporation or bylaws. If the board has the power to fix or change the number of directors, the board may increase or decrease by 30% or less the number of directors last approved by the stockholders. Only the stockholders may increase or decrease by more than 30% the number of directors last approved by the stockholders. The articles or bylaws may establish a variable range for the size of the board. If a variable range is established, the stockholders or the board of directors may fix or change the number of directors. However, after shares are issued, only the stockholders may change the range or change from a fixed to a variable-range size board or vice versa.

     Wisconsin law provides that a board of directors shall consist of one or more natural persons, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or bylaws. Directors may be divided into two or three groups with the term for each group staggered accordingly.

     The NDP Articles and NDP Bylaws do not provide for staggered terms of directors. The NDP Bylaws provide that there should be ten directors. The NDP board of directors currently consists of eight members as there are two vacancies which have not been filled. At each annual meeting of NDP Stockholders, directors are elected by a majority of the votes cast, assuming a quorum is present.

     The Fiserv Articles provide for a board of directors divided into three groups, with the term of one group expiring each year. The Fiserv Bylaws state that directors shall be elected by a plurality of the votes cast by stockholders at an annual meeting at which a quorum is present. The Fiserv Articles require that the Fiserv board of directors consist of between three and nine directors. The Fiserv board of directors currently consists of nine members divided into three groups of three directors. At each annual meeting of Fiserv's stockholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a plurality of the votes cast, assuming a quorum is present. A director of Fiserv may be removed, with or without cause, by the affirmative vote of the holders of a majority of the then issued and outstanding stock of Fiserv cast at a special meeting of stockholders called for that purpose.

Removal of Directors

     Under Iowa law, stockholders may remove a director, with or without cause, unless the articles of incorporation provide that the director may be removed only for cause. A director may be removed by the stockholders at a meeting called for the purpose of removing the director or by written consent obtained from the holders of all the outstanding shares of the corporation entitled to vote on the removal of the director. The NDP Articles do not provide that a director may be removed only for cause. Under the NDP Bylaws, a director shall be subject to removal at a special meeting of the stockholders by the vote of a majority of the voting shares then outstanding.

     Under Wisconsin law, any director or the entire board of directors may be removed with or without cause by stockholders representing a majority of the shares entitled to vote at an election of directors, unless the corporation's articles of incorporation or bylaws provide that directors may be removed only for cause. Under the Fiserv Bylaws, a director may be removed from office only for cause by the affirmative vote of the holders of 80% of the then issued and outstanding stock of Fiserv cast at a special meeting of stockholders called for that purpose.

Limitation on Directors' Liability

     Iowa law allows a corporation, through its articles of incorporation, to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty. However, Iowa law excludes any limitation on liability for (a) breach of duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper personal benefit, or (d) an unlawful distribution. The NDP Articles do not limit or eliminate personal liability of the directors to the corporation or its stockholders.

     Wisconsin law provides that directors are not liable to the corporation, it stockholders, or any person asserting rights on behalf of the corporation or its stockholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or a failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting the liability proves that the breach or failure to perform constitutes either (a) a willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; or (d) willful misconduct. A Wisconsin corporation may limit this immunity in its articles of incorporation, but the Fiserv Articles do not do so.

Indemnification of Directors and Officers

     Iowa law provides that (unless the duty to indemnify is limited by the articles of incorporation), a corporation must indemnify a director who was wholly successful on the merits or otherwise in the defense of any proceeding for all reasonable expenses incurred in the proceeding if the director was a party because the director is or was a director of the corporation. Generally, a corporation may indemnify an individual made a party to a proceeding because he or she was or is a director against liability incurred in the proceeding if he or she acted in good faith, reasonably believed that conduct done in the individual's official capacity was in the corporation's best interest and/or that in all other cases, the individuals's conduct was not opposed to the corporation's best interest, and (in the case of a criminal proceeding) had no reasonable cause to believe the individual's conduct was unlawful. In a proceeding by or in the right of the corporation, a corporation generally may not indemnify a director who was adjudged liable to the corporation. Furthermore, in a proceeding by or in the right of the corporation, indemnification is generally limited to reasonable expenses. Iowa law also provides that unless the articles of incorporation provide otherwise, a court may order that the corporation provide indemnification to a director if it finds that the director is entitled to mandatory indemnification or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. A corporation is permitted to provide additional rights to indemnification under its articles of incorporation or bylaws, by agreements, or by vote of stockholders or disinterested directors, except that the corporation may not indemnify a director for: (i) breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;
(iii) for a transaction from which the person seeking indemnification derives an improper personal benefit; or (iv) liability for unlawful distribution. In addition, an officer (who is not a director) is entitled to mandatory indemnification and entitled to seek court-ordered indemnification to the same extent as a director. In addition, a corporation may indemnify an officer to the extent that may be provided by the articles of incorporation, bylaws, general or specific action of the board of directors, or contract.

     Wisconsin law requires that a corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. In cases where a director or officer has not been successful on the merits or otherwise in the defense of such a proceeding, Wisconsin law requires a corporation to indemnify the director or officer unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes (a) a willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Such indemnification is not required to the extent limited by the articles of incorporation of the corporation. Expenses incurred by an officer or director in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceeding upon the receipt by the corporation of (a) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation; and (b) a written undertaking to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required under Wisconsin law and not ordered by a court.

     The NDP Articles provide that each director and officer of the corporation shall be indemnified by the corporation against personal liability reasonably incurred by him or her in connection with any proceeding against him or her by reason of his or her having been a director or officer of NDP, except as to which he or she shall have been adjudged derelict in the performance of his or her duty as such director or officer. Fiserv is required, pursuant to Fiserv Bylaws, to indemnify all persons who may be indemnified under Wisconsin law to the fullest extent permitted thereunder.

Rights of Dissenting Stockholders

     Iowa law provides that a stockholder is generally entitled to receive payment of the fair value of such stockholder's stock if such stockholder dissents from a proposed merger or stock exchange. In addition, a stockholder is generally entitled to receive payment of the fair value of such stockholder's stock if such stockholder dissents from a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange.

     Wisconsin law provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of such stockholder's stock if such stockholder dissents from a proposed merger or stock exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business. However, except with respect to "business combinations" (defined generally as transactions with significant stockholders), generally dissenters' rights are not available to holders of shares that are registered on a national securities exchange or quoted on NASDAQ. Fiserv Common Stock is currently quoted on NASDAQ.

Special Meetings of Stockholders

     The NDP Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board of Directors, or the Chief Executive Officer, and shall be called by the Chairman of the Board of Directors, or the Chief Executive Officer, and shall be called by the Chairman of the Board, Chief Executive Officer or Secretary at the written request of the holders of not less than one-tenth of all the outstanding shares of the corporation entitled to vote at the meeting.

     The Fiserv Bylaws state that a special meeting of the stockholders, or of any class thereof entitled to vote, for any purpose or purposes, may be called at any time by the Chairman of the Board, if any, or the President or by order of the board of directors and shall be called by the President or the Secretary upon the written request of stockholders holding of record at least 10% of all the votes entitled to be cast on any issue proposed to be considered at such meeting. Such written request shall state the purpose or purposes for which such meeting is to be called.

Action Without a Stockholder Meeting

     Iowa law provides that unless otherwise provided in the articles of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting or vote if written consents describing the action are signed by the holders of outstanding shares having at least ninety percent of the votes entitled to be cast at a meeting at which all shares entitled to vote were present and voted and are delivered to the corporation. The NDP Bylaws provide that any action required or permitted by law, the articles of incorporation, or the bylaws to be taken at a meeting of the stockholders may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

     Wisconsin law also provides for actions that would be taken at an annual or special stockholder meeting to be taken without a meeting. Such an action may be taken, without action by the board of directors, by written consent of all of the stockholders entitled to vote on the action. If the articles of incorporation so provide, such action may also be taken by written consent of those stockholders representing the voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted, except action may not be taken in this manner with respect to an election of directors for which stockholders may vote cumulatively. If action is taken by written consent of fewer than all of the stockholders, the corporation shall give notice of the action to the stockholders who were entitled to vote on the action but whose shares were not represented on the written consent.

     The Fiserv Articles provide that any action required to be taken at any annual or special meeting of stockholders or any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Preemptive Rights

     Unless provided for in the articles of incorporation, shareholders of an Iowa corporation do not have pre-emptive rights. NDP's Articles do not currently provide for pre-emptive rights, nor have they provided for pre-emptive rights at any time in the past.

     Wisconsin law provides preemptive rights for holders of common stock from a "preexisting class," defined under Wisconsin law as shares of a class for which shares were authorized before January 1, 1991, whether the shares were issued before, on or after January 1, 1991. Wisconsin law permits the designation of preemptive rights in a corporation's articles of incorporation for any shares that are not from a preexisting class. The Fiserv Articles do not provide holders of common stock preemptive rights to acquire any securities of Fiserv.

Merger, Consolidation and Sales of Assets

     Both Wisconsin and Iowa law require that certain extraordinary corporate actions, such as most mergers, consolidations, dissolutions or sales of substantially all of a corporation's assets, be approved by the vote of a majority of the corporation's outstanding shares and by a majority of each class entitled to vote thereon unless a higher percentage is required by the corporation's articles of incorporation. Neither the NDP Articles nor the Fiserv Articles require approval of greater than the majority of each corporation's outstanding shares and by a majority of each class entitled to vote thereon required by the state statutes of each respective company.

Shareholder Rights Agreement

     On February 23, 1998, the Fiserv Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of Fiserv Common Stock to shareholders of record at the close of business on March 9, 1998. For a description of the Fiserv Rights and the related Rights Agreement, together with a discussion of the effects of the Fiserv Rights, see "Incorporation of Certain Documents by Reference."

     The NDP Board of Directors has not adopted a shareholder rights agreement.


                                 LEGAL MATTERS

     The legality of the issuance of the Fiserv Common Stock being offered hereby will be passed upon by Charles W. Sprague, General Counsel of Fiserv. Mr. Sprague owns 27,461 shares of Fiserv Common Stock which number includes vested but unexercised stock options.


                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of Fiserv, Inc. and subsidiaries, except BHC Financial, Inc. and subsidiaries, as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated in this Proxy Statement/Prospectus by reference from Fiserv's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which is incorporated herein by reference. The financial statements of BHC Financial, Inc. and subsidiaries (consolidated with those of Fiserv, Inc.) have been audited by Coopers & Lybrand L.L.P. as stated in their report dated February 14, 1997, except for Note 12 of the Consolidated Financial Statements as to which the date is March 3, 1997, which report is included in Fiserv's Annual Report on Form 10-K for the year ended December 31, 1997. Such financial statements of Fiserv, Inc. and its consolidated subsidiaries are incorporated by reference, and have been so incorporated in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

     The balance sheets of NDP as of March 31, 1997 and 1996 and the statements of income, stockholders' equity and cash flows for each of the three years in the three-year period ended March 31, 1997 have been included herein in reliance upon the reports of McGladrey & Pullen, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

               STOCKHOLDER PROPOSALS FOR NDP 1998 ANNUAL MEETING

     NDP does not intend to hold an Annual Meeting of Stockholders in 1998 unless the Merger is not consummated. In the event that the Merger is not consummated, stockholder proposals which are intended to be presented at NDP's 1998 Annual Meeting of Stockholders must be received at the principal executive offices of NDP, located at 200 Fifth Avenue S.E., Cedar Rapids, Iowa 52401, a reasonable period prior to the mailing of proxy materials for such meeting in order to be included in such proxy materials.

                      NETWORK DATA PROCESSING CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Network Data Processing Corporation
Cedar Rapids, Iowa

We have audited the accompanying balance sheets of Network Data Processing Corporation as of March 31, 1996 and 1997, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network Data Processing Corporation as of March 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.


                                       McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
April 22, 1997, except for Note 13,
as to which the date is January 30, 1998


                                      F1

NETWORK DATA PROCESSING CORPORATION

BALANCE SHEETS
                                                                                               March 31,
                                                                                     -----------------------------     December 31,
ASSETS (Note 4)                                                                          1996             1997             1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       (Unaudited)
Current Assets
  Cash and cash equivalents                                                          $    212,807     $    519,780     $    918,350
  Trade receivables, less allowance for doubtful accounts 1996 $118,000;
    March 31, 1997 $20,000; December 31, 1997 $30,000 (unaudited)
    (Notes 2 and 11)                                                                    1,049,977        1,937,814        2,904,463
  Current maturities of long-term receivables (Note 3)                                    284,589        1,852,505          481,007
  Income tax refund receivable                                                             19,430                -                -
  Prepaid expenses                                                                        446,916           49,196          195,827
  Deferred income taxes (Note 5)                                                           92,000           80,800           80,800
                                                                                     ----------------------------------------------
      Total current assets                                                              2,105,719        4,440,095        4,580,447
                                                                                     ----------------------------------------------
Long-Term Receivables, Software Costs and Investment
  Long-term receivables, installment contracts (Note 3)                                   443,057          351,255          275,771
  Software costs, net of accumulated amortization 1996 $2,235,748;
    March 31, 1997 $3,053,553; December 31, 1997 $3,818,010 (unaudited)                 3,272,140        3,276,081        3,532,480
  Investment in affiliate                                                                       -           83,444           73,076
                                                                                     ----------------------------------------------
                                                                                        3,715,197        3,710,780        3,881,327
                                                                                     ----------------------------------------------
Equipment
  Equipment                                                                             2,348,144        2,452,032        3,144,330
  Leasehold interest in equipment                                                         772,880          515,070          464,860
                                                                                     ----------------------------------------------
                                                                                        3,121,024        2,967,102        3,609,190
  Less accumulated depreciation, including amounts applicable to assets acquired under capital leases 1996 $265,824; March 31, 1997 $241,445;
    December 31, 1997 $350,795 (unaudited)                                              2,106,307        1,921,352        2,245,984
                                                                                     ----------------------------------------------
                                                                                        1,014,717        1,045,750        1,363,206
                                                                                     ----------------------------------------------
                                                                                     $  6,835,633     $  9,196,625     $  9,824,980
                                                                                     ==============================================

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities
  Notes payable (Note 4)                                                             $    847,500     $          -     $          -
  Current maturities of long-term debt (Note 4)                                           274,095          166,631          148,640
  Accounts payable                                                                        402,508          294,322          878,798
  Payroll taxes                                                                            15,114           28,018          133,599
  Accrued bonuses                                                                         201,832          369,787                -
  Other accrued expenses                                                                  151,622          196,536          198,167
  Deferred revenue                                                                        361,250        1,910,258          894,567
  Income taxes payable                                                                          -          282,049          169,674
                                                                                     ----------------------------------------------
      Total current liabilities                                                         2,253,921        3,247,601        2,423,445
                                                                                     ----------------------------------------------
Long-Term Debt (Note 4)                                                                   276,032          104,100           22,710
                                                                                     ----------------------------------------------
Stock Appreciation Rights (Note 6)                                                         76,355          118,333          118,333
                                                                                     ----------------------------------------------
Deferred Income Taxes (Note 5)                                                          1,080,200        1,172,900        1,172,900
                                                                                     ----------------------------------------------
Commitments (Notes 9 and 10)
Redeemable Common Stock Held by the 401(k) Profit-Sharing Plan (Note 10)                  474,074          712,819          775,714
                                                                                     ----------------------------------------------
Stockholders' Equity (Notes 7 and 8)
  Capital stock, common, $100 par value; authorized 100,000 shares; issued
    1996 7,335 shares; March 31, 1997 7,837 shares; December 31, 1997 8,557
    shares (unaudited)                                                                    733,500          783,700          855,700
  Additional paid-in capital                                                              721,912          942,800        1,237,022
  Retained earnings (Note 4)                                                            1,693,713        2,827,191        3,994,870
                                                                                     ----------------------------------------------
                                                                                        3,149,125        4,553,691        6,087,592
  Less maximum cash obligation related to 401(k) profit-sharing plan shares
    (Note 10)                                                                             474,074          712,819          775,714
                                                                                     ----------------------------------------------
                                                                                        2,675,051        3,840,872        5,311,878
                                                                                     ----------------------------------------------
                                                                                     $  6,835,633     $  9,196,625     $  9,824,980
                                                                                     ==============================================

See Notes to Financial Statements.

                                      F2

NETWORK DATA PROCESSING CORPORATION

STATEMENTS OF INCOME
                                                                                                            Nine Months Ended
                                                              Years Ended March 31,                           December 31,
                                                 ----------------------------------------------------------------------------------
                                                     1995              1996              1997             1996             1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (Unaudited)

Operating revenues (Notes 2 and 11):
  Data services                                  $   1,340,270     $   1,706,965     $  1,648,091     $  1,169,886     $    822,437
  Software services                                  6,831,841         7,233,910        8,825,453        6,005,900        8,190,069
  Computer hardware                                  1,397,548           705,698          757,993          757,993          505,687
                                                 ----------------------------------------------------------------------------------
                                                     9,569,659         9,646,573       11,231,537        7,933,779        9,518,193
Cost of sales, computer hardware                     1,181,144           608,508          638,816          638,816          420,763
                                                 ----------------------------------------------------------------------------------

                                                     8,388,515         9,038,065       10,592,721        7,294,963        9,097,430
                                              ----------------------------------------------------------------------------------

Operating expenses:
  Salaries and wages                                 2,939,333         3,522,469        4,571,072        3,080,975        3,821,910
  Computer equipment expenses                          455,579           462,238          491,475          454,118          415,041
  Other                                              3,754,946         3,703,767        3,759,021        2,674,425        3,030,226
                                                 ----------------------------------------------------------------------------------
                                                     7,149,858        7,688,474         8,821,568        6,209,518        7,267,177
                                                 ----------------------------------------------------------------------------------

      Operating income                               1,238,657        1,349,591         1,771,153        1,085,445        1,830,253

Other income (expense):
  Interest income                                       37,632           92,434            68,565           48,386           54,933
  Equity in net (income) loss of affiliate                                                (11,556)          11,945          (10,368)
  Interest expense                                    (228,649)        (142,743)          (93,398)         (75,394)         (78,388)
                                                 ----------------------------------------------------------------------------------

      Income before income taxes                     1,047,640        1,299,282         1,734,764        1,070,382        1,796,430

Federal and state income taxes (Note 5)                209,705          532,247           406,442          395,128          628,751
                                                 ----------------------------------------------------------------------------------

      Net income                                 $     837,935     $     767,035     $  1,328,322     $    675,254     $  1,167,679
                                                 ==================================================================================

Earnings per common share (Note 12):
  Basic                                          $      128.83     $      109.64     $     173.30     $      88.47     $     144.75
                                                 ==================================================================================

  Diluted                                        $      125.18     $      103.79     $     165.44     $      84.28     $     136.81
                                                 ==================================================================================

See Notes to Financial Statements.

                                      F3

NETWORK DATA PROCESSING CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended March 31, 1995, 1996 and 1997 and
Nine Months Ended December 31, 1997 (Unaudited)

                                                                                            Less
                                                                                          Maximum
                                                                                            Cash
                                                                                         Obligation
                                                                                         Related To
                                                     Capital   Additional  Retained        401(k)
                                                      Stock,    Paid-In    Earnings    Profit-Sharing
                                                      Common    Capital    (Note 4)     Plan Shares         Total
---------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1994                            $623,900   $  274,208    $  88,743      $ (259,618)    $  727,233
 Net income                                              --           --      837,935              --        837,935
 Issuance of 500 shares of common stock              50,000      200,000           --              --        250,000
 Common stock issued to 401(k)
   profit-sharing plan, 29 shares                     2,900       12,395           --         (15,295)            --
 Change related to 401(k) profit-sharing
   plan shares                                           --           --           --         (91,142)       (91,142)
                                                   ------------------------------------------------------------------
Balance, March 31, 1995                             676,800      486,603      926,678        (366,055)     1,724,026
 Net income                                              --           --      767,035              --        767,035
 Purchase of 53 shares of common
   stock for retirement                              (5,300)     (10,706)          --              --        (16,006)
 Issuance of 500 shares of common stock              50,000      200,000           --              --        250,000
 Common stock  issued to 401(k)
   profit-sharing plan, 120 shares                   12,000       46,015           --         (58,015)            --
 Change related to 401(k) profit-sharing
   plan shares                                           --           --           --         (50,004)       (50,004)
                                                   ------------------------------------------------------------------
Balance, March 31, 1996                             733,500      721,912    1,693,713        (474,074)     2,675,051
 Net income                                              --           --    1,328,322              --      1,328,322
 Issuance of 338 shares of common stock              33,800      127,168           --              --        160,968
 Common stock issued to 401(k)
   profit-sharing plan, 164 shares                   16,400       93,720           --        (110,120)            --
 Change related to 401(k) profit-sharing
   plan shares                                           --           --           --        (128,625)      (128,625)
 Cancellation of stock purchase warrants
   (Note 7)                                              --           --     (194,844)             --       (194,844)
                                                   ------------------------------------------------------------------
Balance, March 31, 1997                             783,700      942,800    2,827,191        (712,819)     3,840,872
 Net income (unaudited)                                  --           --    1,167,679              --      1,167,679
 Issuance of 645 shares of common stock              64,500      246,941           --              --        311,441
 Common stock issued to 401(k)
   profit-sharing plan, 75 shares                     7,500       47,281           --         (54,781)            --
 Change related to 401(k) profit-sharing
   plan shares                                           --           --           --          (8,114)        (8,114)
                                                   ------------------------------------------------------------------
Balance, December 31, 1997 (unaudited)             $855,700   $1,237,022   $3,994,870      $ (775,714)    $5,311,878
                                                   ==================================================================

See Notes to Financial Statements.

                                       F4

NETWORK DATA PROCESSING CORPORATION

STATEMENTS OF CASH FLOWS


                                                                                         Nine Months Ended
                                               Years Ended March 31,                       December 31,
                                         ---------------------------------------------------------------------------
                                           1995          1996          1997           1996          1997
--------------------------------------------------------------------------------------------------------------------
                                                                                         (Unaudited)
Cash Flows from Operating Activities
 Net income                             $  837,935    $  767,035     $ 1,328,322   $   675,254    $1,167,679
 Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Depreciation                            214,894       222,163         270,260       480,381       418,415
   Amortization of software costs          572,273       700,411         817,804       598,759       764,458
   (Gain) loss on sale of equipment            (61)       (1,315)         94,240        16,242            --
   Deferred income taxes                   197,700       516,800         103,900            --            --
   Deferred revenue related to cancella-
    tion of stock purchase warrants
    (Note 7)                                    --            --         (35,000)      (35,000)           --
   Increase (decrease) in stock
    appreciation rights                    (22,140)       18,496          41,978        12,249            --
   Provision for doubtful accounts          87,500       126,455         208,434       178,179        30,000
   Equity in net (income) loss of                                         11,556       (11,945)       10,368
    affiliate
   Change in assets and liabilities:
    (Increase) decrease in trade
       receivables                        (675,350)      100,940      (1,096,271)   (1,018,713)     (996,649)
    (Increase) decrease in income
       tax refund receivables               18,383       (19,430)         19,430        19,430            --
    (Increase) decrease in
       installment receivables             177,443      (215,663)     (1,476,114)     (282,485)    1,446,982
    (Increase) decrease in prepaids          4,463      (410,448)        397,720       374,086      (146,631)
    Increase (decrease) in accounts
       payable and accrued expenses         64,066      (751,347)        208,554      (292,759)      633,343
    Increase (decrease) in income
       taxes payable                         8,898        (8,898)        282,049       374,634      (112,375)
    Increase (decrease) in deferred
       revenue                            (226,266)      198,875       1,389,165       985,969    (1,015,691)
                                         --------------------------------------------------------------------
       Net cash provided by
          operating activities           1,259,738     1,244,074       2,566,027     2,074,281     2,199,899
                                         --------------------------------------------------------------------

Cash Flows from Investing Activities
 Purchase of equipment                    (123,234)     (631,757)       (533,363)     (496,046)     (642,088)
 Capitalized software costs               (519,673)     (830,998)       (703,201)     (637,205)   (1,114,641)
 Proceeds from sale of equipment               100         1,375          19,286            --            --
 Purchase of investment in affiliate            --                       (25,000)      (25,000)           --
                                         --------------------------------------------------------------------
       Net cash (used in)
         investing activities             (642,807)   (1,461,380)     (1,242,278)   (1,158,251)   (1,756,729)
                                         --------------------------------------------------------------------

                                  (Continued)

                                       F5

NETWORK DATA PROCESSING CORPORATION

                                                                                                         Nine Months Ended
                                                                   Years Ended March 31,                    December 31,
                                                         ---------------------------------------------------------------------
                                                         1995           1996           1997           1996           1997
------------------------------------------------------------------------------------------------------------------------------
                                                                                                            (Unaudited)
Cash Flows from Financing Activities
 Proceeds from current notes payable                     $   588,343    $ 1,977,500    $   822,500    $   425,000    $ 575,000
 Repayments of current notes payable                      (1,058,000)    (1,630,000)    (1,670,000)    (1,172,500)    (575,000)
 Proceeds from long-term debt                                 25,645        342,195              -              -            -
 Repayment of long-term debt                                (509,231)      (599,723)      (279,396)      (224,023)     (99,381)
 Proceeds from issuance of common stock                      265,295        308,015        110,120         55,289       54,781
 Purchase of common stock for retirement                           -        (16,006)             -              -            -
                                                         ---------------------------------------------------------------------
       Net cash provided by (used in) financing
          activities                                        (687,948)       381,981     (1,016,776)      (916,234)     (44,600)
                                                         ---------------------------------------------------------------------
       Increase (decrease) in cash and cash
          equivalents                                        (71,017)       164,675        306,973           (204)     398,570

Cash and cash equivalents:
 Beginning                                                   119,149         48,132        212,807        212,807      519,780
                                                         ---------------------------------------------------------------------
 Ending                                                  $    48,132    $   212,807    $   519,780    $   212,603    $ 918,350
                                                         =====================================================================
Supplemental Disclosures of Cash Flow
 Information
 Cash paid during the year for:
   Interest, net of capitalized interest
    1995 $35,236; 1996 $24,842; 1997 $9,495              $   221,870    $   152,239    $   100,606    $    75,394    $  80,059
   Income taxes (refunds)                                    (15,275)        43,775        104,636          1,064      741,126

                                  (Continued)

                                       F6

NETWORK DATA PROCESSING CORPORATION

                                                                                        Nine Months Ended
                                                  Years Ended March 31,                    December 31,
                                        ---------------------------------------------------------------------
                                        1995           1996           1997           1996           1997
-------------------------------------------------------------------------------------------------------------
Supplemental Schedule of Noncash
 Investing and Financing Activities
 Capital lease obligations incurred
   for use of equipment                 $    50,210    $   342,195    $         -    $         -    $       -
 Depreciation capitalized as software
   production cost                           86,496         74,133        118,543         90,196       93,784
 Issuance of common stock for
   compensation                                   -              -         90,968         90,968      311,441
 Exchange of common stock for
   investment in affiliate                        -              -         70,000         70,000            -
 Cancellation of stock purchase
   warrants for future revenue
   (Note 7)                                       -              -        194,843        194,843            -

See Notes to Financial Statements.

                                       F7

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business: The Company's operations consist primarily of providing data processing services for the insurance industry. Services provided include computer software licensing agreements, system implementation and conversion, and repetitive and special processing. The Company is also a reseller of certain computer hardware.

Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of the Company's significant accounting policies follows:

Revenue recognition: The installment contracts receivable result primarily from license agreements for the use of programmed data processing systems designed by the Company for life and health insurance companies. Upon delivery of the system, the Company recognizes the minimum amount due from the contract as income. Long-term contracts are discounted at 10%.

Operating revenues applicable to data processing conversion and implementation contracts are recognized as work on the contracts progresses.

Operating revenues applicable to maintenance contracts are recognized ratably over the period covered by the contract.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Software costs: Costs incurred to develop software products are charged to expense as research and development costs until technological feasibility for the product is established. Thereafter, software production costs are capitalized and, once the product is available for sale, are amortized by the greater of (a) the ratio that current gross revenues for a product bear to the total current and anticipated future gross revenues for that product (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. If management's estimate of the future gross revenues or the remaining economic life on the product are reduced significantly, the carrying amount of software costs would be affected.

Investment in affiliate: The Company is accounting for its investment in Network Microdesigns Corporation, a 33% owned affiliate, by the equity method of accounting under which the Company's share of the net income (loss) of the affiliate is recognized as income (loss) in the Company's income statement and added (subtracted from) to the investment account, and dividends received from the affiliate are treated as a reduction of the investment account.

                                       F8

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------
Note 1.  Nature of Business and Significant Accounting Policies (Continued)

Equipment and depreciation: Equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The amortization expense on assets acquired under capital leases is included with depreciation expense on owned assets.

Deferred revenue: Deferred revenue represents payments received in advance for product support and data processing fees.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock options: Compensation expense for stock issued through stock option plans is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, compensation is measured as the difference between the fair value of the stock at the date of award less the amount required to be paid for the stock. The compensation is charged to expense over the periods of service. The estimated market value used for the stock options granted is determined by an independent appraisal.

Common stock held by 401(k) profit-sharing plan: The Company's maximum cash obligation related to these shares is classified outside stockholders' equity because the shares are not readily traded and could be put to the Company for cash.

Earnings per share: The FASB has issued Statement No. 128, Earnings Per Share, which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of basic earnings per share which is computed by dividing net income by the weighted-average number of common shares outstanding and diluted earnings per share. Diluted per-share amounts assume the conversion, exercise of issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share.

The Company initially applied Statement No. 128 for the nine months ended December 31, 1997 and as required by the Statement, has restated all per share information for the prior periods to conform to the Statement. See Note 12 for information about the computation of the earnings per share data.

                                       F9

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------

Note 1. Nature of Business and Significant Accounting Policies (Continued)

Fair value of financial instruments: The carrying amount of long-term receivables, current notes payable and long-term debt approximates fair value because these obligations bear interest at current rates.

Interim financial information (unaudited): The financial statements and notes related thereto as of December 31, 1997, and for the nine-month periods ended December 31, 1996 and 1997, are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

Note 2. Major Customers

Operating revenues for the years ended March 31, 1995, 1996 and 1997 include amounts from the following major customers (in excess of 10% of total operating revenues). Operating revenues and the trade receivables from these customers are as follows:

                                               Operating Revenues For The
                                                  Years Ended March 31,
                                        ----------------------------------------
Customer                                   1995           1996           1997
--------------------------------------------------------------------------------
  A                                     $    *         $    *         $1,631,724
  B                                      1,085,288          *          1,265,628
  C                                          *          1,050,679          *

                                                       Trade Receivables Balance
                                                               March 31,
                                                       -------------------------
Customer                                                  1996           1997
                                                       -------------------------
  A                                                    $    *         $  256,533
  B                                                         *            416,732
  C                                                        97,228          *

* Did not meet the guidelines for major customers status in this year.

                                      F10

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------

Note 3. Contracts

Installment contracts receivable related to license agreements and data processing are as follows:

                                                                       March 31,
                                                                ------------------------
                                                                  1996          1997
                                                                ------------------------
Installment contracts receivable                                $ 932,767     $2,411,856
                                                                ------------------------
Less:
  Unamortized discount                                            183,121        133,096
  Allowance for losses                                             22,000         75,000
                                                                ------------------------
                                                                  205,121        208,096
                                                                ------------------------
                                                                  727,646      2,203,760
Less current maturities, net of unamortized discount              284,589      1,852,505
                                                                ------------------------
          Long-term portion, net                                $ 443,057     $  351,255
                                                                ========================

Note 4. Pledged Assets, Current Notes Payable and Long-Term Debt

Current notes playable at March 31, 1996 and 1997 consisted of the following:

                                                                  1996          1997
                                                                -----------------------
The Company has a revolving credit loan agreement               $ 500,000     $       -
with a bank which allows the Company to borrow an
amount equal to 75% of certain contracts receivable
up to a maximum amount of $1,000,000. The total
amount available at March 31,1997 was $1,000,000.
Borrowings under this agreement will be collateralized
by substantially all of the Company's assets and will
bear interest at 1% over the prime commercial loan
rate of the Firstar Bank Cedar Rapids, N.A. At March 31,
1997, the effective annual interest rate was 9.50%.
The agreement will expire on October 16, 1997, and
contains certain restrictive covenants including, among
others, ones relating to the incurrence of other debt,
mergers, leases, capital expenditures, and the payment
of any cash dividends. At March 31, 1997 the Company was
in compliance or had obtained waivers for noncompliance
with the restrictive covenants. The Company renewed the
revolving credit loan agreement on October 15, 1997.
The new agreement allows the Company to borrow an amount
equal to 80% of certain contracts receivable up to a
maximum amount of $2,000,000.  Borrowings under this
agreement will bear interest at the prime commercial loan
rate of Firstar Bank of Cedar Rapids, NA.

Note payable, Firstar Bank Cedar Rapids, N.A., unsecured,         347,500             -
due April 29, 1996 plus interest at 9.25%.
                                                                -----------------------
                                                                $ 847,500     $       -
                                                                =======================

                                      F11

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------
Note 4.  Pledged Assets, Current Notes Payable and Long-Term Debt (Continued)

Long-term debt at March 31, 1996 and 1997 consisted of the following:

                                                                                         1996              1997
                                                                                       --------------------------
Contract payable, IBM Credit Corporation, unsecured, due in monthly installments       $ 108,359         $ 29,429
of $7,621, including interest at 17.09%, to July 1997.

Capital lease, IBM Credit Corporation, due in monthly installments of $1,508,             20,249            2,897
including interest at 6%, to July 1997.  The lease is collateralized by equipment with a March 31, 1997 depreciated cost of $23,431.

Note payable, Firstar Bank Cedar Rapids, N.A., due in monthly installments of             19,043               --
$525, including interest at 8.25%, to September 1999.  The note is collateralized by an automobile with a depreciated cost of $17,097.

Capital lease, Winthrop Resources, due in monthly installments of $14,747,                96,840               --
including interest at 19.48%, to December 1996.  The note is collateralized by equipment with a March 31, 1996 depreciated cost of $150,445.

Capital lease, Winthrop Resources, due in various monthly installments of                305,636          238,405
$13,922,  including interest at 18.31%, to December 1998.  The note is collateralized by equipment with a March 31, 1997 depreciated cost of $218,014.
                                                                                     -----------------------------
                                                                                         550,127          270,731
Less current maturities                                                                  274,095          166,631
                                                                                     -----------------------------
                                                                                        $276,032         $104,100
                                                                                     =============================

The following is a schedule by years of the future minimum lease payments under the capital leases and the maturities of the other long-term debt at March 31, 1997:

                        Future            Less
                       Minimum           Amount                       Other
                        Lease         Representing                  Long-Term
                       Payments         Interest        Net            Debt           Total
                       -----------------------------------------------------------------------
Years ended March 31:
 1998                  $169,910            $32,708      $137,202      $29,429         $166,631
 1999                   111,376              7,276       104,100           --          104,100
                       -----------------------------------------------------------------------
                       $281,286            $39,984      $241,302      $29,429         $270,731
                       =======================================================================

                                      F12

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------
Note 5.  Income Tax Matters

Net deferred tax liabilities consist of the following components as of March 31,1996 and 1997:

                                                                                                 1996                 1997
                                                                                              ---------------------------------
Deferred tax liabilities:
 Equipment and software costs                                                                 $1,247,400             $1,246,000
 Contracts receivable                                                                            308,800                266,300
 Other                                                                                                --                  3,000
                                                                                              ---------------------------------
                                                                                               1,556,200              1,515,300
                                                                                              ---------------------------------
Deferred tax assets:
 General business credit carryforward                                                         $  448,400             $  300,000
 Net operating loss carryforward                                                                 186,700                     --
 Accrued expenses                                                                                105,100                 89,000
 Allowance for doubtful accounts and other                                                        67,800                 34,200
                                                                                              ---------------------------------
                                                                                                 808,000                423,200
 Valuation allowance                                                                            (240,000)                    --
                                                                                              ---------------------------------
                                                                                                 568,000                423,200
                                                                                              ---------------------------------
       Net deferred tax liabilities                                                           $  988,200             $1,092,100
                                                                                              ---------------------------------

The deferred tax amounts mentioned in the previous two tables have been classified on the accompanying balance sheets as of March 31, 1996 and 1997 as follows:

                                                                                                  1996                  1997
                                                                                             ----------------------------------
Current assets                                                                               $    92,000           $     80,800
Noncurrent liabilities                                                                        (1,080,200)            (1,172,900)
                                                                                             ----------------------------------
                                                                                             $  (988,200)          $ (1,092,100)
                                                                                             ==================================

The provision for income taxes charged to operations for the years ended March 31, 1995, 1996 and 1997 consists of the following:

                                                                     1995                         1996                   1997
                                                                   ------------------------------------------------------------
Current tax payable                                                $ 12,005                     $ 15,447               $302,542
Deferred income taxes                                               197,700                      516,800                103,900
                                                                   ------------------------------------------------------------
                                                                   $209,705                     $532,247               $406,442
                                                                   ============================================================

                                      F13

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------
Note 5.  Income Tax Matters (Continued)

The provisions for income taxes differs from the statutory rate, as summarized below:

                                                                          1995              1996             1997
                                                                   -------------------------------------------------
Expected income tax expense                                             $366,674          $454,749         $607,167
State income tax expense, net of federal tax benefit                     (16,501)           26,975           13,340
Nondeductible items                                                       20,654            12,500           10,000
Valuation allowance                                                     (133,800)           13,800         (240,000)
Other                                                                    (27,322)           24,223           15,935
                                                                   -------------------------------------------------
                                                                        $209,705          $532,247         $406,442
                                                                   =================================================

For income tax purposes, under provisions of the Internal Revenue Code, the Company has approximately $245,000 of income tax credit carryforwards which may be used to reduce federal income taxes. These carryforwards expire in varying amounts between March 31, 2007 and 2012. The Company also has approximately $55,000 of alternative minimum tax credit carryforwards which do not expire.


Note 6.  Stock Appreciation Rights

In November 1991, the Company adopted a plan whereby the Company may grant, at the Company's discretion, common stock appreciation rights to key employees.
The rights vest over a five-year period. The employees may elect at any time to redeem their vested rights for cash at a price equaling the most recent valuation of the Company's Employee Stock Ownership Plan. There were no stock appreciation rights exercised during the years ended March 31, 1996 and 1997.


Note 7.  Stock Purchase Warrant

On July 15, 1991, the Company entered into a note payable with Catholic Family Life Insurance. As part of this agreement, the Company issued a stock purchase warrant enabling the holder to purchase 248 shares of common stock at an exercise price of $302 per share, the fair value of the minority shares of the Company's stock at that time as determined by an independent appraisal company for the Company's Employee Stock Ownership Plan.

On July 30, 1996, the Company entered into an agreement to provide future product support to Catholic Family Life Insurance upon the cancellation of the stock purchase warrants. The total operating revenue and interest income recognized by the Company during fiscal 1997 was $35,000. The discounted amount of the total revenue to be recognized under this agreement was approximately $182,000 at July 30, 1996.

                                      F14

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------
Note 8.  Stock Option Plan

During the year ended March 31, 1994, the Company adopted an incentive employee stock option plan which provides for the issuance of up to 1,200 shares of common stock to key employees which are vested at the date of grant. The options are priced at the fair market value of the common stock at the date of grant and must be exercised on or before July 2004.

The Financial Accounting Standards Board has issued Statement No. 123, Accounting for Stock Based Compensation, which allows but does not require, a minimum value method for measuring the cost of stock options issued. Had the Company elected to measure compensation based on the grant date minimum value awards granted (the method described in FASB Statement No. 123), reported net income and basic earnings per share for the year ended March 31, 1997 would have been approximately $156,000 and $20.00 less, respectively.

The fair value of each grant is estimated at the grant date using the Black Scholes option-pricing model with the assumptions that the risk-free interest rate was 5.60%, expected lives of 4 years and with no expected dividends.

                                                                                                         Weighted
                                                                                                         Average
                                                                                                         Exercise
                                                                                              Shares      Price
                                                                                      ---------------------------
Outstanding and exercisable at March 31, 1994                                                    350         $349
 Granted, at fair value per share                                                                400          500
                                                                                      ---------------------------
Outstanding and exercisable at March 31, 1995 and 1996                                           750          430
 Granted, at fair value per share                                                                410          646
                                                                                      ---------------------------
Outstanding and exercisable at March 31, 1997 and December 31, 1997                            1,160         $506
                                                                                      ---------------------------

The exercise price on all shares range from $349 to $646 per share. The weighted average fair value per option of options granted during the year ended March 31, 1997 was $646 with a remaining contractual life of 6.3 years.


Note 9.  Lease Commitments and Rental Expense

The Company has leased its Cedar Rapids office facility under a noncancellable lease agreement from a partnership of which a major stockholder of the Company is a partner. This agreement, which expires in March 2000, requires minimum annual rentals of $180,000 plus the payment of all normal maintenance. The Company has subleased a portion of the facility to a company owned by the other two partners in the partnership under a noncancellable agreement which also expires March 2000.

The total minimum rental commitment at March 31, 1997 under the lease mentioned in the first paragraph is $540,000, which is due $180,000 per year through March 31, 2000. This amount has not been reduced by the minimum rental income totaling $162,000, which is to be received in the future under the sublease mentioned in the first paragraph.

The Company also leases various computer equipment under short-term lease obligations.

                                      F15

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------
Note 9.  Lease Commitments and Rental Expense (Continued)

The net rental expense for the years ended March 31, 1995, 1996 and 1997 totaled $161,704, $160,551 and $156,648, respectively, after deducting rental income from subleases of $33,912, $55,674 and $54,000, respectively.


Note 10.  Retirement Plans

The Company has an employee stock ownership plan covering substantially all of its employees. The plan provides for contributions in such amounts as the Board of Directors may annually determine. There were no amounts contributed for the years ended March 31, 1995, 1996 and 1997.

The Company has a savings and retirement plan covering all full-time employees who have completed one year of service and who are 21 years of age. The Company's contribution is discretionary, but is limited to certain percentages of the amount contributed by participants. The Company's contribution was $88,379, $107,503 and $122,995 for the years ended March 31, 1995, 1996 and
1997, respectively. In the event a terminated plan participant desires to sell his or her shares of the Company stock, or if certain employees elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value. To the extent that shares of common stock held by the 401(k) profit-sharing plan are not readily traded, a sponsor must reflect the maximum cash obligation related to those securities outside of stockholders' equity. As of December 31, 1997, 925 shares held by the 401(k) profit-sharing plan, at a fair value of $838.61 per share, have been reclassified from stockholders' equity to liabilities.


Note 11.  Related Party Transactions

The Company had operating revenue from two affiliates totaling $491,591, $197,745 and $61,717 during the years ended March 31, 1995, 1996 and 1997, respectively. The total related trade receivables balance were $43,870 and $27,904 at March 31, 1996 and 1997, respectively.

                                      F16

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------

Note 12.  Earnings Per Share Data

Following is information about the computation of the earnings per share data for the years ended March 31, 1995, 1996 and 1997 and for the nine months ended December 31, 1996 and 1997:

                                                     Year Ended March 31, 1995               Year Ended March 31, 1996
                                                 --------------------------------------------------------------------------
Net income                                       $  837,935                              $  767,035
                                                 ----------                              ----------
Basic earnings per share, income
 available to common stockholders                   837,935      6,504      $128.83         767,035      6,996      $109.64
                                                                            =======                                 =======
Effect of dilutive securities:
 Stock options                                           --         97                           --        262
 Warrants                                                --         93                           --        132
                                                 ---------------------                   ---------------------
Diluted earnings per share, income
 available to common stockholders                $  837,935      6,694      $125.18      $  767,035      7,390      $103.79
                                                 ==========================================================================

                                                     Year Ended March 31, 1997
                                                 ----------------------------------
Net income                                       $1,328,322
                                                 ----------
Basic earnings per share, income
 available to common stockholders                 1,328,322      7,665      $173.30
                                                                            =======
Effect of dilutive securities:
 Stock options                                           --        318
 Warrants                                                --         46
                                                 ---------------------
Diluted earnings per share, income
 available to common stockholders                $1,328,322      8,029      $165.44
                                                 ==================================

                                                                       Nine Months Ended December 31,
                                                 --------------------------------------------------------------------------
                                                                1996                                    1997
                                                 --------------------------------------------------------------------------
Net income                                       $  675,254                              $1,167,679
                                                 ----------                              ----------
Basic earnings per share, income
 available to common stockholders                   675,254      7,633      $ 88.47       1,167,679      8,067      $144.75
                                                                            =======                                 =======
Effect of dilutive securities:
 Stock options                                           --        317                           --        468
 Warrants                                                --         62                           --         --
                                                 ----------------------------------      ----------------------------------
Diluted earnings per share, income
 available to common stockholders                $  675,254      8,012      $ 84.28      $1,167,679      8,535      $136.81
                                                 ==========================================================================

                                      F17

NETWORK DATA PROCESSING CORPORATION


NOTES TO FINANCIAL STATEMENTS
(Information as and for the nine months ended December 31, 1996 and 1997 is unaudited.)
--------------------------------------------------------------------------------
Note 13.  Reorganization of Company and Subsequent Event

On January 20, 1998, the Company entered into an Agreement and Plan of Merger with Fiserv, Inc. ("Fiserv") and Fiserv Solutions, Inc. ("Fiserv Solutions"). Under the agreement, the Company will be merged with and into Fiserv Solutions, with Fiserv Solutions being the surviving corporation and continuing to exist as a wholly-owned subsidiary of Fiserv. Immediately after the merger each share of the Company will be converted into the right to receive Fiserv common stock.
The acquisition will result in a total purchase price of approximately $22,500,000 minus merger costs. Prior to the acquisition, all stock options discussed in Note 8 were exercised. In connection with the exercise of the stock options, the Company guaranteed employee borrowings of approximately $550,000. Upon completion of the sale, the stockholder loans will be collateralized by the shares of Fiserv that these stockholders receive and the Company's guarantee will be removed.

                                      F18

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS


ARTICLE I  MERGER.........................................................   A-1
     SECTION 1.01   The Merger............................................   A-1
     SECTION 1.02   Shareholders' Meeting.................................   A-1
     SECTION 1.03   Articles of Merger....................................   A-2
     SECTION 1.04   Effective Time of the Merger..........................   A-2
     SECTION 1.05   Closing...............................................   A-2
     SECTION 1.06   Certain Intended Effects of the Merger................   A-2

ARTICLE II  DIRECTORS AND OFFICERS........................................   A-2
     SECTION 2.01   Directors.............................................   A-2
     SECTION 2.02   Officers..............................................   A-2

ARTICLE III  CONVERSION OF SHARES AND OPTIONS.............................   A-3
     SECTION 3.01   Conversion............................................   A-3
     SECTION 3.02   Surrender and Payment.................................   A-3
     SECTION 3.03   No Further Transfers..................................   A-3
     SECTION 3.04   No Fractional Shares..................................   A-3
     SECTION 3.05   Dissenting Shares.....................................   A-4

ARTICLE IV  CERTAIN EFFECTS OF MERGER.....................................   A-4
     SECTION 4.01   Effect of Merger......................................   A-4
     SECTION 4.02   Further Assurances....................................   A-4

ARTICLE V  REPRESENTATIONS AND WARRANTIES.................................   A-4
     SECTION 5.01   Representations and Warranties of the Company.........   A-4
     SECTION 5.02   Representations and Warranties of Fiserv and
                    Fiserv Solutions......................................  A-15

ARTICLE VI  ADDITIONAL COVENANTS AND AGREEMENTS...........................  A-17
     SECTION 6.01   Conduct of Business...................................  A-17
     SECTION 6.02   Access to Information.................................  A-17
     SECTION 6.03   Confidentiality.......................................  A-18
     SECTION 6.04   Commercially Reasonable Efforts.......................  A-18
     SECTION 6.05   Consents and Authorizations...........................  A-19
     SECTION 6.06   Non-Assignable Licenses, Leases and Contracts.........  A-19
     SECTION 6.07   Public Announcements..................................  A-19
     SECTION 6.08   Notification of Certain Matters.......................  A-19
     SECTION 6.09   Acquisition Proposals.................................  A-19
     SECTION 6.10   Tax Returns...........................................  A-19

ARTICLE VII  CONDITIONS PRECEDENT.........................................  A-20
     SECTION 7.01   Conditions Precedent to Each Party's Obligation to
                    Effect the Merger.....................................  A-20
     SECTION 7.02   Conditions Precedent to the Obligations of Fiserv
                    and Fiserv Solutions to Effect the Merger.............  A-20
     SECTION 7.03   Conditions Precedent to the Obligations of the
                    Company to Effect the Merger..........................  A-22

ARTICLE VIII  SURVIVAL OF REPRESENTATIONS.................................  A-23
     SECTION 8.01   Survival..............................................  A-23

ARTICLE IX  TERMINATION; AMENDMENT; WAIVER................................  A-23
     SECTION 9.01   Termination...........................................  A-23
     SECTION 9.02   Effect of Termination.................................  A-23
     SECTION 9.03   Amendment.............................................  A-23
     SECTION 9.04   Extension; Waiver.....................................  A-23

ARTICLE X  MISCELLANEOUS..................................................  A-23
     SECTION 10.01  Expenses, Etc.........................................  A-23
     SECTION 10.02  Execution in Counterparts.............................  A-24
     SECTION 10.03  Notices...............................................  A-24
     SECTION 10.04  Entire Agreement......................................  A-25
     SECTION 10.05  Applicable Law........................................  A-25
     SECTION 10.06  Binding Effect; Benefits..............................  A-25
     SECTION 10.07  Assignability.........................................  A-25
     SECTION 10.08  Invalid Provisions....................................  A-25

                               INDEX TO EXHIBITS

Exhibit               Description
-------               -----------
A               Wisconsin Articles of Merger

B               Iowa Articles of Merger

C               Form of Opinion of Counsel to the Company

D               Consents that are Conditions to Closing

E-1             Form of Company Representation Letter

E-2             Form of Shareholder Representation Letter

E-3             Form of Company FIRPTA Affidavit

E-4             Form of Shareholder FIRPTA Affidavit

F               Form of Company Options

G               Form of Opinion of Counsel to Fiserv and Fiserv Solutions


                               INDEX TO SCHEDULES

Schedule
--------

I              Disclosure Schedule

5.02(g)        Fiserv Commitments to Issue Capital Stock

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of November 4, 1997 among FISERV, INC., a Wisconsin corporation ("Fiserv"), FISERV SOLUTIONS, INC., a Wisconsin corporation ("Fiserv Solutions") and a wholly-owned subsidiary of Fiserv, and NETWORK DATA PROCESSING CORPORATION, an Iowa corporation (the "Company").

                             W I T N E S S E T H :

     WHEREAS, Fiserv and Fiserv Solutions desire that the Company merge with and into Fiserv Solutions and the Company also desires that it merge with and into Fiserv Solutions upon the terms and conditions set forth herein and in accordance with the Business Corporation Law of the State of Wisconsin and the Business Corporation Act of the State of Iowa, and that the outstanding shares of Common Stock, $100 par value ("Company Common Stock"), of the Company, excluding any such shares held in the treasury of the Company and shares as to which dissenters' rights have been properly exercised, be converted upon such merger (the "Merger") into the right to receive such number of shares of Common Stock, $.01 par value ("Fiserv Common Stock"), of Fiserv as is provided herein (Fiserv Solutions and the Company being hereinafter sometimes referred to as the "Constituent Corporations" and Fiserv Solutions being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions set forth herein and subject to their fiduciary duties under applicable law, approved this Agreement and the transactions contemplated hereby and agreed to recommend approval and adoption of this Agreement by the shareholders of the Company;

     WHEREAS, the following holders of five percent or more of the outstanding Company Common Stock have given Fiserv an irrevocable proxy to vote such shares in favor of approval and adoption of this Agreement:

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                     MERGER

     SECTION 1.01 The Merger. At the Effective Time (as hereinafter defined) of the Merger, the Company shall be merged with and into Fiserv Solutions on the terms and conditions hereinafter set forth as permitted by and in accordance with the Wisconsin Business Corporation Law and the Iowa Business Corporation Law. Thereupon, the separate existence of the Company shall cease, and Fiserv Solutions, as the Surviving Corporation, shall continue to exist under and be governed by the Wisconsin Business Corporation Law, and its Articles of Incorporation and By-laws as in effect at the Effective Time shall remain unchanged until further amended in accordance with the provisions thereof and applicable law.

     SECTION 1.02 Shareholders' Meeting. The Company, acting through its Board of Directors, shall in accordance with applicable law as soon as practicable following the date hereof:

          (i) call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting") for the purpose of considering and taking action upon this Agreement;

          (ii) include in the proxy materials that will be distributed to the Company's shareholders in connection with the Shareholders' Meeting, including any amendments or supplements thereto (the "Proxy Statement"), and that will form a part of the registration statement (the "Registration Statement") of Fiserv under the Securities Act of 1933 (the "Securities

                 Act") with respect to the Fiserv Common Stock to be issued in the Merger, the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

          (iii) use its commercially reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Fiserv and Fiserv Solutions, respond promptly to any comments made by the staff of the Securities and Exchange Commission (the "SEC") with respect to the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date hereof and, subject to its fiduciary duties under applicable law, to obtain the necessary approvals of its shareholders of this Agreement and the transactions contemplated hereby.

     SECTION 1.03 Articles of Merger. As soon as practicable following fulfillment or waiver of the conditions specified in Article VII hereof, and provided that this Agreement has not been terminated and abandoned pursuant to
Article IX hereof, (a) the Company and Fiserv Solutions will cause the Articles of Merger in substantially the form of Exhibit A attached hereto (the "Wisconsin Articles of Merger") to be executed and filed with the Secretary of State of the State of Wisconsin as provided in the Wisconsin Business Corporation Law and (b) the Company and Fiserv Solutions will cause the Articles of Merger in substantially the form of Exhibit B attached hereto (the "Iowa Articles of Merger"; collectively with the Wisconsin Articles of Merger, the "Articles of Merger") to be executed and filed with the Secretary of State of State of Iowa as provided in the Iowa Business Corporation Act. The purpose of the Surviving Corporation shall be to engage in any and all business activities in which a corporation is permitted to engage in accordance with the Wisconsin Business Corporation Law.

     SECTION 1.04 Effective Time of the Merger. The Merger shall become effective immediately upon the later of the filing of the Wisconsin Articles of Merger with the Secretary of State of the State of Wisconsin and the filing of the Iowa Articles of Merger with the Secretary of State of the State of Iowa or on such other time or date thereafter as the parties hereto may agree. The time and date of such effectiveness is herein sometimes referred to as the "Effective Time".

     SECTION 1.05 Closing. Evidence of the fulfillment or waiver of the conditions set forth in Article VII hereof (the "Closing") shall be provided by the parties hereto to each other (a) at the offices of Fiserv, Inc., 255 Fiserv Drive, Brookfield, WI 53045 at 10 a.m., local time, on the business day next after the date on which the last of the conditions set forth in Article VII hereof is fulfilled or waived or (b) at such other time and place as the parties hereto may agree.

     SECTION 1.06 Certain Intended Effects of the Merger. The parties hereto have endeavored to structure the Merger as a tax-free "reorganization" under
Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and to have the Merger qualify as a "pooling of interests" under Accounting Principles Board Opinion Number 16, as modified and amended. The parties represent, warrant and agree: (i) to report the transaction in such manner; and (ii) not to take or fail to take any action that would jeopardize a "pooling of interests" or such tax treatment.


                                   ARTICLE II
                             DIRECTORS AND OFFICERS

     SECTION 2.01 Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Fiserv Solutions (as constituted immediately prior to the Effective Time).

     SECTION 2.02 Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Fiserv Solutions (as constituted immediately prior to the Effective Time). Officers of the Company shall retain their titles as officers of the NDPC Division of Fiserv Solutions, such Division to be renamed by mutual agreement of the Company, Fiserv and Fiserv Solutions. Such officers shall retain the authority to execute contracts for the NDPC Division.

                                  ARTICLE III
                        CONVERSION OF SHARES AND OPTIONS

     SECTION 3.01  Conversion.

     (b) Conversion Formula. Upon the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except shares held in the treasury of the Company, which shall be cancelled, and shares as to which dissenters' rights have been properly exercised, shall, without any further action on the part of Fiserv or Fiserv Solutions, on the one hand, or the Company, on the other hand, be converted into the right to receive such number of shares of Fiserv Common Stock as shall equal the quotient (the "Exchange Ratio") of (i) the quotient of (A) the Company Stock Value (as hereinafter defined) divided by (B) the sum of (I) the number of shares of Company Common Stock outstanding at the Effective Time and
          (II) the number of shares of Company Common Stock covered by options ("Options") to purchase Company Common Stock outstanding at the Effective Time, divided by (ii) an amount equal to the average closing price of Fiserv Common Stock as reported on the National Market System by NASDAQ (as reported in The Wall Street Journal) for the 20 business days ending on the second business day prior to the Effective Time.

     (c) "Company Stock Value" Defined. The term "Company Stock Value" shall mean the difference of (i) the sum of (A) $22,500,000, minus (B) the Company Merger Costs (as hereinafter defined). The term "Company Merger Costs" shall mean the aggregate of all accounting (which shall not include regular audit fees), legal, printing, filing, financial advisory and other fees and expenses of the Company and Taxes (as hereinafter defined) assessed in connection with the transactions contemplated hereby, in each case incurred or anticipated to be incurred in connection with the Merger, all estimated and agreed to by the parties two business days prior to the Effective Time.

     SECTION 3.02  Surrender and Payment.

     (a) At any time after the Effective Time, each shareholder shall be entitled, upon surrender of any certificate or certificates which formerly represented shares of Company Common Stock outstanding on the Effective Time to Firstar Trust Company, Milwaukee, Wisconsin, the Exchange Agent appointed by Fiserv, to receive a certificate or certificates representing the number of shares of Fiserv Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 3.01 above. If any certificate representing shares of Fiserv Common Stock is to be made in a name other than that in which the certificate theretofore surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such transfer either pay to Fiserv any transfer or other Taxes required by reason of the transfer to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Fiserv that such Tax has been paid or is not payable.

     SECTION 3.03 No Further Transfers. Upon and after the Effective Time, no transfer of the shares of Company Common Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     SECTION 3.04 No Fractional Shares. No certificate or scrip representing fractional shares of Fiserv Common Stock shall be issued upon the surrender for exchange of certificates, and no dividend, stock split or interest shall relate to any such fractional shares. In lieu of any fractional share of Fiserv Common Stock being issued, such fractional share will be rounded down to the nearest whole share of Fiserv Common Stock and cash shall be paid to the shareholder in respect of such fractional share.

     SECTION 3.05 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the Iowa Business Corporation Act ("Dissenting Shares") shall not be converted into the right to receive the Merger consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger consideration without interest thereon. The Company shall give Fiserv prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and, prior to the Effective Time, Fiserv shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with prior written consent of Fiserv, make any payment with respect to, settle or offer to settle any such demands.


                                   ARTICLE IV
                           CERTAIN EFFECTS OF MERGER

     SECTION 4.01 Effect of Merger. Upon and after the Effective Time, the separate existence of the Company shall cease and the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations and any claims existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

     SECTION 4.02 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.01 Representations and Warranties of the Company. Except as otherwise set forth in the Disclosure Schedule (the "Disclosure Schedule") annexed hereto, the Company represents and warrants to, and agrees with, Fiserv and Fiserv Solutions as follows:

     (a) Organization and Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each other jurisdiction as set forth in the Disclosure Schedule where the failure to so qualify would have a Material

          Adverse Effect (as hereinafter defined). The copies of the Company's Articles of Incorporation and By-Laws, as amended to date, which have been delivered to Fiserv and Fiserv Solutions are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

          "Material Adverse Effect" for purposes of this Agreement when used with respect to any party means any change in, or effect on, or series of changes in, or effects on, the business of such party as currently conducted by such party that is materially adverse to the results of the operations or financial or other condition of such party and its subsidiaries considered as a whole before giving effect to the transactions contemplated by this Agreement.

     (b) Capital Stock. The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which as of the date hereof 9,768 shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and no shares of Company Common Stock are in the treasury of the Company. As of the date hereof, other than as listed in Exhibit C, the Company has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.

     (c) Subsidiaries. The Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, or
          (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise.

     (d) Authority Relative to Agreement. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its Board of Directors. Except for approval of this Agreement by the shareholders of the Company, no other corporate or institutional proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Fiserv and Fiserv Solutions, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     (e) Non-Contravention. The execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or By-Laws of the Company, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company pursuant to any provision of, any material mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which any of its assets is bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which the Company is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any material mortgage, lien, lease, agreement, license or instrument to which the Company is a party or
          (iii) violate any law, ordinance or regulation to which the Company is subject.

     (f) Government Approvals. Except for the filing of the Wisconsin Articles of Merger with the Secretary of State of the State of Wisconsin, the filing of the Iowa Articles of Merger with the Secretary of State of the State of Iowa, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), compliance with the requirements of the Securities Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and compliance with all applicable state securities laws, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except (i) as may be necessary as a result of any facts or circumstances relating solely to Fiserv or Fiserv Solutions, as the case may be, or (ii) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby.

     (g) Financial Statements. The Company has previously furnished Fiserv and Fiserv Solutions with true and complete copies of (i) the audited balance sheets of the Company as of March 31, 1996 and 1997, and the related audited statements of income, retained earnings and cash flows for the periods then ended, certified by McGladrey & Pullen, LLP, the certified public accounting firm retained by the Company, and (ii) the unaudited balance sheets of the Company as of September 30, 1996 and 1997, and the related statements of income and cash flows for the quarterly periods then ended, certified by the chief financial officer of the Company (collectively the "Company Financial Statements").
          Such financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied and present fairly the financial position and results of operations of the Company as of and for the respective periods then ended, subject in the case of the interim financial statements to the absence of typical footnote disclosures and to normal year-end adjustments.

     (h) Absence of Certain Changes or Events. Since March 31, 1997, except as disclosed in the Company Financial Statements, the Company has not:

          (i) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice;

          (ii) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

          (iii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than Permitted Exceptions (as hereinafter defined));

          (iv) transferred, leased or otherwise disposed of any of its assets or properties or acquired any assets or properties, except in any case in the ordinary course of business and consistent with past practice;

          (v) cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

          (vi) waived or released, under any contract, rights of the Company having value to the Company, except in any case in the ordinary course of business and consistent with past practice;

          (vii) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how, except in the ordinary course of business and consistent with past practice;

          (viii) except in the ordinary course of business and consistent with past practice, made or granted any wage or salary increase applicable to any group or classification of employees generally, paid any bonuses, entered into any employment contract with any officer or employee or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Company;

          (ix) entered into any transaction, contract or commitment, except those listed, or which pursuant to the terms hereof are not required to be listed, on the Disclosure Schedule, this Agreement and the transactions contemplated hereby, and those entered into in the ordinary course of business and consistent with past practice;

          (x) declared, paid or made any provision for payment of any dividends or other distribution in respect of shares of Company Common Stock, or acquired or made any provision for acquiring any shares of Company Common Stock;

          (xi) declared, paid or made provisions for any other payment to the shareholders of the Company or any other affiliate of the Company;

          (xii) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; or

          (xiii) suffered any Material Adverse Effect.

          For purposes of this Agreement, "Permitted Exceptions" shall mean (i) mechanic's, materialman's, warehouseman's, landlord's and carrier's liens and purchase money security interests arising in the ordinary course of business; (ii) liens for Taxes (as hereinafter defined) and assessments not yet payable; (iii) liens for Taxes, assessments and charges and other claims, the validity of which the Company is contesting in good faith; (iv) liens for worker's compensation, unemployment insurance or other types of social security incurred in the ordinary course of business; and (v) imperfections of title, easements, rights of way, liens, security interests, claims and other charges and encumbrances the existence of which would not have in the aggregate an Adverse Effect.

          For purposes of this Agreement, "Adverse Effect" means any change in, or effect on, or series of changes in, or effects on, the business of the Company as currently conducted that would result in the incurrence of damages or liability of the sum of $50,000 or more.

     (i) Title to Properties; Absence of Liens and Encumbrances, etc. The Company has good and marketable title to all of the real, tangible, personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. The Company's intangible properties and assets (excluding leasehold interests and other than any intangible properties and assets described in Sections 5.01(j) and 5.01(n), which sections contain the Company's representations and warranties with respect to such intangible properties and assets) are free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. Upon consummation of the Merger, the Surviving Corporation will have full right, title and interest in and to all the Company's trademarks, tradenames, servicemarks and service names, and all registrations therefor, with the full right and power to transfer such rights.

     (j) Software. To the knowledge of the Company, the Disclosure Schedule contains a list or description by type of all operating and applications computer programs and data bases ("Software") which the Company uses or has available for use and plans to use, and such Software constitutes all the Software which is used in connection with or is necessary to operate the business of the Company as currently conducted. Except as indicated in the Disclosure Schedule, such Software is owned outright by the Company. As to any Software which is listed in the Disclosure Schedule and is not owned by the Company, to the knowledge of the Company, the Company has the right to use and/or distribute the same pursuant to valid leases, licenses or other commercial arrangements therefor, and, except as otherwise disclosed in the Disclosure Schedule, to the knowledge of the Company, all such leases, licenses and commercial arrangements are in full force and effect and there is no default, nor any event which with notice or the lapse of time or both, will become a default under any such lease or license by the Company or any other parties thereto except for any default not reasonably expected to result in an Adverse Effect. To the knowledge of the Company, none of the Software used by or available to the Company as aforesaid, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and the Company has received no notice of any claim with respect to any such infringement or violation. The Company possesses the original and all copies of all documentation, including without limitation all source codes, for all Software owned outright by it (other than such as shall have been furnished to customers in connection with the provision of the services of the Company). Upon consummation of the transactions contemplated hereby, (x) the Company will continue to own all of the Software owned outright by the Company prior to the Closing, free and clear of all claims, liens, encumbrances, obligations and liabilities except Permitted Exceptions and those liens existing at Closing and except for such claims, liens, encumbrances, obligations and liabilities of the Company (i) applicable to Software licensed to third parties and (ii) as may be granted by the Company after the Closing Date; and (y) with respect to all agreements for the lease or license of Software which require consents or other actions (which consents or other actions are listed in the Disclosure Schedule) as a result of the consummation of the transactions contemplated hereby in order for the Company to continue to use and operate such Software after the Closing Date, the Company will endeavor to obtain such consents or take such other actions as required.

     (k) List of Properties, Contracts and Other Data. The Disclosure Schedule contains a list setting forth with respect to the Company as of the date hereof the following:

          (i)    all real properties owned in fee simple by the Company;

          (ii) all leases of real or personal property to which the Company is a party, either as lessee or lessor with a brief description of the property to which each such lease relates, except such leases of personal property as require payment during their remaining life aggregating less than $50,000;

          (iii) (A) all patents, trademarks and trade names, trademark and trade name registrations, servicemark registrations, copyrights and copyright registrations, unexpired as of the date hereof, all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, all other proprietary rights owned or held by the Company and reasonably necessary to, or used by the Company primarily in connection with, its business and (B) all licenses granted by or to the Company and all other agreements to which the Company is a party which relate, in whole or in part, to any items of the categories mentioned in (A) above, other than any such license or other agreement requiring payments during its remaining life aggregating less than $25,000 or terminable by the Company within one year without payment of a premium or penalty;

          (iv) all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company within 60 days without payment of a premium or a penalty), Employee Plans, as defined in Section 5.01(r), including, but not limited to, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company;

          (v) all contracts and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in (i),
                 (ii), (iii) or (iv) above; provided that there need not be listed in the Disclosure Schedule (unless required pursuant to the preceding clauses (i), (ii), (iii) or (iv) above) any contract or commitment incurred in the ordinary course of business and consistent with past practice which requires payments to or by the Company during its remaining life aggregating less than $50,000; and

          (vi) the current annual compensation of all employees of the Company (by position or by department) as of a recent date (a copy of which has been submitted to Fiserv but is not included in the Disclosure Schedule).

     True and complete copies of all documents and descriptions complete in all material respects of all oral agreements or commitments (if any) referred to in (i) through (v) above (other than insurance plans which have been summarized) have been provided or made available to Fiserv or its counsel. The Company has not been notified in writing of any claim that any contract listed in the Disclosure Schedule for this subsection (k) is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such claim which would not have in the aggregate an Adverse Effect.

     (l) Litigation. Except as set forth in the Disclosure Schedule, there are no actions, suits, investigations or proceedings with respect to the business of the Company pending against the Company of which the Company is aware at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor, to the knowledge of the Company, are there any such actions, suits, investigations or proceedings with respect to the business of the Company threatened or pending against the Company.

     (m) Labor Controversies. Except as would not reasonably be expected to have in the aggregate an Adverse Effect:

          (i) there are no controversies known to the Company between the Company and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of the Company, threatened, related to the Company and, to the knowledge of the Company, there are not and during the last two years prior to the date hereof there have not been any formal or informal organizing efforts by a labor organization and/or a group of Company employees; and

          (ii) the Company has not received notice of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

     (n) Patent, Trademark, etc. Claims. No person has made or, to the knowledge of the Company, threatened to make any claims that the operation of the business of the Company is in violation or infringement of any patent, patent license, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how or other proprietary or trade rights of any third party; and the Company knows of no non-frivolous basis for any such claims except as would not reasonably be expected to result in an Adverse Effect.

     (o) Use of Real Property. The Company has not received any written notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Company or any notice of default under any lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Disclosure Schedule, in either case which would have in the aggregate an Adverse Effect and, to the knowledge of the Company, there is no such violation or default which would have in the aggregate an Adverse Effect. The Company has not received any written notice that any plant or other building which is owned or covered by a lease set forth in the Disclosure Schedule hereto does not substantially conform with all applicable ordinances, codes, regulations and requirements, and the Company has not received written notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties by the Company.

     (p) Accounts Receivable. The accounts receivable reflected on the balance sheet of the Company as of September 30, 1997 and all accounts receivable arising between September 30, 1997 and the date hereof, arose from bona fide transactions in the ordinary course of business; except as contemplated by the relevant contract, the services involved have been provided to the account obligor and no further services are required to be provided in order to complete the sales and to entitle the Company or its assignees to collect the accounts receivable in full. No such account has been assigned or pledged to any other person, firm or corporation.

     (q)  Compliance with Law.

          (i) The Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or, to the knowledge of the Company, to which the Company is subject and which applies to its business, and, to the knowledge of the Company, the Company has not been notified that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject or that it has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its assets and properties or to the conduct of its business.

          (ii) The Company has on file a valid Form I-9 for each employee hired by the Company on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. To the knowledge of the Company, all employees of the Company are (A) United States citizens, or lawful permanent residents of the United States, (B) aliens whose right to work in the United States is unrestricted, (C) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (D) aliens who have been continually employed by the Company since November 6, 1986 or the applicable date of hire. The Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

     (r)  Employee Benefits.

          (i) The Disclosure Schedule sets forth a list identifying each "employee benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multiemployer plan," as defined in
                 Section 3(37) of ERISA, (the "Pension Plans") and a list identifying each "employee welfare benefit plan," as defined in
                 Section 3(1) of ERISA, (the "Welfare Plans") that, in either case, are maintained, administered or contributed to by the Company, or which cover any employee or former employee of the Company. Collectively, the Pension Plans and Welfare Plans are hereinafter referred to as the "Employee Plans". Except as otherwise identified on the Disclosure Schedule (A) no Employee Plan is maintained, administered or contributed to by any entity other than the Company, and (B) no Employee Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Plan.

          (ii) The Company has delivered or has caused to be delivered to Fiserv true and complete copies of (A) the Employee Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (B) any amendments to Employee Plans, (C) written interpretations of the Employee Plans, (D) material employee communications by the plan administrator of any Employee Plan (including, but not limited to, summary plan descriptions and summaries of material modifications, as defined under ERISA), (E) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if any such report was required), including all attachments (including without limitation the audited financial statements, if any) and (F) the three most recent actuarial valuation reports prepared in connection with each Employee Plan (if any such report was required).

          (iii) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect of such Employee Plan for the most recent plan year with respect to Employee Plans. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Plan, which either alone or upon the occurrence of a subsequent event will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Company.

          (iv) Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Internal Revenue Code of 1986, as amended, (the "Code"), which are applicable to such Employee Plan.

          (v) Each Pension Plan is "qualified" within the meaning of Section 401(a) of the Code, and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Section 501(a) of the Code. The Company has delivered or caused to be delivered to Fiserv the latest determination letters of the Internal Revenue Service relating to each Pension Plan. Such determination letters have not been revoked. Furthermore, there are no pending proceedings or, to the knowledge of the Company, threatened proceedings in which the "qualified" status of any Pension Plan is at issue and in which revocation of the determination letter has been threatened. Each such Pension Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. No distributions have been made from any of the Pension Plans that would violate in any respect the restrictions under Treas. Reg.
                 Section 1.401(a)(4)-5(b), and none will have been made by the Effective Time.

          (vi) There are no pending or, to the knowledge of the Company, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any federal, state, local or other governmental agency or authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets or the Company relating to any of the Employee Plans. If any of the actions described in this subsection are initiated prior to the Effective Time, the Company shall notify Fiserv of such action prior to the Effective Time.

          (vii) The Company has not engaged (A) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (B) in any "prohibited transaction" within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code, with respect to any Employee Plans, and will not so engage, act or fail to act prior to the Effective Time. Furthermore, to the knowledge of the Company, no other "party in interest," as defined in
                 Section 3(14) of ERISA, or "disqualified person," as defined in
                 Section 4975(e)(2) of the Code, has engaged in any such "prohibited transaction".

          (viii) No liability has been incurred by the Company or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Company within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or
                 (o) of the Code (an "ERISA Affiliate") for any tax, penalty or other liability with respect to any Employee Plan and, to the knowledge of the Company, such Plans do not expect to incur any such liability prior to the Effective Time.

          (ix) The Company has made all required contributions under each Pension Plan on a timely basis or, if not yet due, adequate accruals therefor have been provided for in the financial statements. No Pension Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and no Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

          (x) Except for required premium payments, no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred by the Company with respect to any Pension Plan that has not been satisfied in full, and no event has occurred and there exists no condition or set of circumstances that could result in the imposition of any such liability. The Company has complied, or will comply, with all requirements for premium payments, including any interest and penalty charges for late payment, due to PBGC on or before the Effective Time with respect to each Pension Plan for which any premiums are required. No proceedings to terminate, pursuant to Section 4042 of ERISA, have been instituted or, to the knowledge of the Company, are threatened by the PBGC with respect to any Pension Plan (or any Pension Plan maintained by an ERISA Affiliate). There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan. No reportable event, within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan.

          (xi) As of the date of this Agreement, with respect to each Pension Plan which is covered by Title IV of ERISA and which is not a multiemployer plan, the current value of the accumulated benefit obligations (based on the actuarial assumptions that would be utilized upon termination of such Pension Plan) do not exceed the current fair value of the assets of such Pension Plan. Except as listed in the Disclosure Schedule, there has been (A) no material adverse change in the financial condition of any such Pension Plan, (B) no change in actuarial assumptions with respect to any such Pension Plan and (C) no increase in benefits under any such Pension Plan as a result of plan amendment, written interpretations, announcements, change in applicable law or otherwise which, individually or in the aggregate, would result in the value of any such Pension Plan's accrued benefits exceeding the current value of such Pension Plan's assets.

          (xii) Neither the Company nor any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Effective Time, any "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due from, or owed by, the Company or any ERISA Affiliate on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

          (xiii) No Employee Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Company beyond their retirement or other termination of service other than (A) coverage mandated by applicable law, (B) death, disability or retirement benefits under any Pension Plan, (C) deferred compensation benefits accrued as liabilities on the financial statements of the Company or (D) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

          (xiv) The Company has complied with, and satisfied, the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980(B) of the Code, and all regulations thereunder ("COBRA") with respect to each Employee Plan that is subject to the requirements of COBRA. Each Employee Plan which is a group health plan, within the meaning of Section 9805(a) of the Code, has complied with and satisfied the applicable requirements of
                 Section 9801 and 9802 of the Code.

     (s) Insurance. The Disclosure Schedule summarizes the amount and kinds of insurance as to which the Company has insurance policies or contracts relating the business or operations of the Company. All such insurance policies and contracts are in full force and effect. No notice of cancellation or termination of any such insurance policies or contracts has been given to the Company by the carrier of any such policy.

     (t) Bank Accounts. The Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company specifying the account numbers and the authorized signatories of persons having access to them.

     (u)  Taxes.

          (i) The Company has (A) duly and timely filed all Tax Returns (as defined below) required to be filed for all periods ending on or prior to the Effective Time, which Tax Returns are true, correct and complete and (B) timely paid all Taxes (as defined below) due and payable in respect of all periods up to and including the Effective Time and has properly accrued on the Company Financial Statements all Taxes not yet payable in respect of all periods up to and including the Effective Date. Prior to the Effective Time, the Company shall provide Fiserv with a schedule which sets forth each Taxing jurisdiction in which the Company has filed or is required to file Tax Returns and whether the Company has filed consolidated, combined, unitary or separate income or franchise Tax Returns with respect to each such jurisdiction and a copy of such Tax Returns as have been requested by Fiserv. The Company has timely and properly withheld or collected, paid over and reported all Taxes required to be withheld or collected by the Company on or before the date hereof.

          (ii) Except as set forth in the Disclosure Schedule, (A) no Taxing authority has asserted any adjustment that could result in an additional Tax for which the Company is or may be liable, (B) there is no pending audit, examination, investigation, dispute, proceeding or claim (collectively, "Proceeding") relating to any Tax for which the Company is or may be liable and to the knowledge of the Company, no Taxing authority is contemplating such a Proceeding and there is no basis for any such Proceeding, (C) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended, (D) there is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Proceeding relating to any Tax, (E) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Taxing authority with respect to the Company, its income, assets or business, or any Tax for which the Company is or may be liable,
                 (F) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and (G) the Company has not and has never been included in any consolidated, combined or unitary Tax Return.

          (iii) The Company is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, 280G or 404 of the Code. The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. The Company does not have any "tax-exempt use property" or "tax-exempt bond financed property" within the meaning of Section 168 (g) and (h), respectively of the Code. None of the assets of the Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. The Company has never made or been required to make an election under Section 338 of the Code.

          (iv) For any period for which the Company incurred a net operating loss, the Company has adequate books and records supporting such loss.

          (v) For purposes of this Agreement, "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, minimum, environmental, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever), including any liability therefor as a transferee under Section 6901 of the Code, as a result of Treasury Regulation Section 1.1502-6, or in each case, any similar provision under applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing authority (domestic or foreign).

          (vi) As used herein, "Tax Return" includes any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

     (v) Proxy Statement; Registration Statement. None of the information supplied by the Company in writing for inclusion in the Proxy Statement, the Registration Statement or any other SEC filing will at the respective times that the Proxy Statement, the Registration Statement, any other SEC filing or any amendments or supplements thereto are filed with the SEC or at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Date contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (w) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Fiserv, without the intervention of any other person on behalf of the Company in such manner as to give rise to any valid claim by any other person against the Company for a finder's fee, brokerage commissions or similar payment.

     SECTION 5.02 Representations and Warranties of Fiserv and Fiserv Solutions. Fiserv and Fiserv Solutions, jointly and severally, represent and warrant to, and agree with, the Company as follows:

     (b) Organization and Qualification, etc. Fiserv and Fiserv Solutions are corporations duly organized, validly existing and in good standing under the laws of the States of Wisconsin, and each has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each of Fiserv and Fiserv Solutions is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

     (c) Authority Relative to Agreement. Each of Fiserv and Fiserv Solutions has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by Fiserv and Fiserv Solutions of this Agreement and the consummation by each of them of the transactions contemplated on its part hereby have been duly authorized by their respective Board of Directors and, in the case of Fiserv Solutions, its sole shareholder. No other corporate proceedings on the part of Fiserv or Fiserv Solutions are necessary to authorize the execution and delivery of this Agreement by Fiserv or Fiserv Solutions or the consummation by Fiserv or Fiserv Solutions of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Fiserv and Fiserv Solutions and, assuming the due authorization, execution and delivery of the Agreement by the Company, is their valid and binding agreement, enforceable against Fiserv or Fiserv Solutions, as the case may be, in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     (d) Non-Contravention. The execution and delivery of this Agreement by Fiserv and Fiserv Solutions do not and the consummation by Fiserv and Fiserv Solutions of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or By-Laws of Fiserv or Fiserv Solutions, as the case may be, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of Fiserv or Fiserv Solutions pursuant to any provision of, any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Fiserv or Fiserv Solutions is a party or by which any of their respective assets is bound and do not and will not violate or conflict with any other material restriction of any kind or character to which Fiserv or Fiserv Solutions is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which Fiserv or Fiserv Solutions is a party or (iii) violate in any material respect any law, ordinance or regulation to which Fiserv or Fiserv Solutions is subject.

     (e) Government Approvals. Except for the filing of the Wisconsin Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, the filing of the Iowa Articles of Merger with the Secretary of State of the State of Iowa, compliance with the HSR Act, compliance with the requirements of the Securities Act and the Exchange Act and compliance with all applicable state securities laws, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Fiserv and Fiserv Solutions and the consummation by Fiserv and Fiserv Solutions of the transactions contemplated hereby and thereby.

     (f) SEC Reports. Fiserv has provided the Company with all required forms, reports and documents which it has been required to file with the Securities and Exchange Commission since January 1, 1996 (collectively, the "Fiserv SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, the Fiserv SEC Reports, including, without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any Fiserv SEC Report, any statement or omission therein that has been corrected or otherwise disclosed in a subsequent Fiserv SEC Report. The audited financial statements and unaudited interim financial statements of Fiserv included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, in its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and in its Current Report on Form 8-K dated October 22, 1997 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), fairly present the consolidated financial position of the Fiserv and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of certain footnote disclosures in the case of any unaudited interim financial statements).

     (g) Capitalization of Fiserv Solutions. The authorized capital stock of Fiserv Solutions consists of 1,000 shares of common stock, $.01 par value, of which 100 shares are validly issued and outstanding, fully paid and nonassessable and all of which are owned by Fiserv. As of the date hereof, Fiserv Solutions has no commitments to issue or sell any of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Fiserv Solutions, any shares of its capital stock and no securities or obligations evidencing such rights are outstanding.

     (h) Capitalization of Fiserv. The authorized capital stock of Fiserv consists of 150,000,000 shares of Fiserv Common Stock and 25,000,000 shares of Preferred Stock, of which no shares of Preferred Stock and 53,930,172 shares of Fiserv Common Stock are validly issued and outstanding, fully paid and nonassessable. Except pursuant to an Agreement and Plan of Merger dated as of November 4, 1997 among Fiserv, Fiserv Solutions and CUSA Technologies, Inc. providing for the merger of CUSA Technologies, Inc. with and into Fiserv Solutions and the issuance by Fiserv of approximately 500,000 shares of Fiserv Common Stock in connection therewith, as of the date hereof, Fiserv has no commitments to issue or sell any of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Fiserv, any shares of its capital stock and no securities or obligations evidencing such rights are outstanding.

     (i) Fiserv Common Stock Issued to Shareholders. The shares of Fiserv Common Stock to be issued to the shareholders of the Company as Merger consideration in accordance with Section 3.01 hereof shall, upon consummation of the Merger, be validly issued and outstanding, fully paid and nonassessable shares of Fiserv Common Stock covered by the Registration Statement, which shall be effective as of the Effective Time under the Securities Act.

     (j) Absence of Material Adverse Effect. Since December 31, 1996, Fiserv has not experienced any change which could have a Material Adverse Effect.

     (k) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Fiserv and Fiserv Solutions directly with the Company, without the intervention of any person on behalf of Fiserv or Fiserv Solutions in such manner as to give rise to any valid claim by any person against Fiserv or Fiserv Solutions for a finder's fee, brokerage commission, or similar payment, except for a fee payable to John W. Stodder.

     (l) Proxy Statement; Registration Statement. None of the information supplied by Fiserv or Fiserv Solutions in writing for inclusion in the Proxy Statement, the Registration Statement or any other SEC filing will at the respective times that the Proxy Statement, the Registration Statement, any other SEC filing or any amendments or supplements thereto are filed with the SEC or at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE VI
                      ADDITIONAL COVENANTS AND AGREEMENTS

     SECTION 6.01  Conduct of Business.

     (b) During the period from the date hereof to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall conduct its operations according to its ordinary and usual course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of the Company will confer with representatives of Fiserv and Fiserv Solutions to keep them informed with respect to the general status of the on-going operations of the business of the Company.

     (c) During the period from the date hereof to the Effective Time, except as contemplated by this Agreement and except as may relate to any merger and acquisition activity, Fiserv and Fiserv Solutions shall each conduct its operations according to its ordinary and usual course of business.

     SECTION 6.02  Access to Information.

     (a) Fiserv and Fiserv Solutions may prior to the Effective Time have access to the business and properties of the Company and information concerning its financial and legal condition as Fiserv and Fiserv Solutions deem necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall be during normal business hours and shall not interfere with normal operations of the Company. The Company agrees to permit Fiserv and Fiserv Solutions and their authorized representatives, including Deloitte & Touche LLP, or cause them to be permitted to have, after the date hereof and until the Effective Time, full access to the premises, books and records of the Company during normal business hours, and the officers of the Company will furnish Fiserv and Fiserv Solutions with such financial and operating data and other information with respect to the business and properties of the Company as Fiserv and Fiserv Solutions shall from time to time reasonably request.

     (b) The Company may prior to the Effective Time have access to the business and properties of Fiserv and information concerning its financial and legal condition as the Company deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall be during normal business hours and shall not interfere with normal operations of Fiserv. Fiserv agrees to permit the Company and its authorized representatives, or cause them to be permitted to have, after the date hereof and until the Effective Time, full access to the premises, books and records of Fiserv during normal business hours, and the officers of Fiserv will furnish the Company with such financial and operating data and other information with respect to the business and properties of Fiserv as the Company shall from time to time reasonably request.

     SECTION 6.03  Confidentiality.

     (a) The Company covenants and agrees on behalf of itself and its officers, directors and shareholders that, for a period of four years following the Effective Time, it will hold all information concerning the Company, and all information concerning Fiserv and Fiserv Solutions received by it or such officers, directors or shareholders from Fiserv and Fiserv Solutions (other than any information which (i) becomes generally available to the public, (ii) was available to the Company or such shareholders on a non-confidential basis prior to its disclosure by Fiserv or Fiserv Solutions or (iii) becomes available to such shareholders or, prior to the Effective Time, the Company on a non-confidential basis from a source other than Fiserv or Fiserv Solutions that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation) on a confidential basis, not use themselves or voluntarily disclose to others any such information, promptly return every document furnished by Fiserv or Fiserv Solutions in connection herewith and return or destroy any copies thereof it may have made and to destroy any summaries, compilations or similar documents it may have made or derived from such material, and have its representatives promptly return such documents, return or destroy such copies and destroy such summaries, compilations or similar documents. The Company further covenants and agrees for itself and its principal shareholders that each will keep confidential and not use trade secrets of the Company or Fiserv.

     (b) In the event the transactions contemplated hereby shall not be consummated, Fiserv and Fiserv Solutions each covenant and agree on behalf of itself and its affiliates that, for a period of four years following the Effective Date, it will hold all information concerning the Company received by it from the Company (other than any information which (i) becomes generally available to the public, (ii) was available to Fiserv or Fiserv Solutions, as the case may be, on a non-confidential basis prior to its disclosure by the Company or (iii) becomes available to Fiserv or Fiserv Solutions on a non-confidential basis from a source other than the Company that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation) on a confidential basis, not use themselves or voluntarily disclose to others any such information, promptly return every document furnished by the Company in connection herewith and return or destroy any copies thereof it may have made and to destroy any summaries, compilations or similar documents it may have made or derived from such material, and have its representatives promptly return such documents, return or destroy such copies and destroy such summaries, compilations or similar documents. Each of Fiserv and Fiserv Solutions further covenants and agrees for itself and its affiliates that each will keep confidential and not use trade secrets of the Company.

     SECTION 6.04 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing with the SEC of any required materials and any necessary amendments thereto; (ii) cooperation in the preparation and filing with the SEC as promptly as practicable following the date hereof of the Proxy Statement and Registration Statement; (iii) such actions as may reasonably be required to have the Registration Statement declared effective under the Securities Act;
(iv) such actions as may be reasonably required to have the Proxy Statement cleared by the SEC as promptly as practicable after filing; (v) such actions as may reasonably be required to be taken under applicable state securities laws in connection with the issuance of the Fiserv Common Stock upon consummation of the Merger; (vi) best efforts to lift or rescind or otherwise diligently pursue any injunction or restraining order or other order relating to the Merger; (vii) cooperation in the preparation and filing of all items required to be filed under the HSR Act; and (viii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     SECTION 6.05 Consents and Authorizations. As soon as practicable, each of the parties hereto will commence to take all reasonable action to obtain all authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement.

     SECTION 6.06 Non-Assignable Licenses, Leases and Contracts. The Company shall use its commercially reasonable efforts to obtain and deliver to Fiserv or Fiserv Solutions at or prior to the Effective Time such consents or waivers as shall be reasonably requested by Fiserv or Fiserv Solutions for any contracts which, as a result of the occurrence of the Merger hereunder, would be breached or violated or would give any other party the right to cancel the same, in order that such contracts shall not be so breached or violated or result in such right of cancellation.

     SECTION 6.07 Public Announcements. Fiserv and Fiserv Solutions, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations under any listing agreement with any national securities exchange.

     SECTION 6.08 Notification of Certain Matters. The Company shall give prompt notice to Fiserv and Fiserv Solutions, and Fiserv and Fiserv Solutions shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date and (ii) any material failure of the Company, Fiserv or Fiserv Solutions, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     SECTION 6.09 Acquisition Proposals. Subject to the fiduciary obligations of the parties, so long as the parties are negotiating in good faith with respect to this transaction, from the date hereof until February 28, 1998, neither the Company nor any of its affiliates, or any of their respective directors, officers, employees, representatives or agents shall, directly or indirectly, solicit or initiate inquiries or proposals from, or participate in any discussions or negotiations with, any person or entity (other than Fiserv and its affiliates and their respective directors, officers, employees, representatives and agents) concerning any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company.

     SECTION 6.10 Tax Returns. The Company will file and the Company will cause each Subsidiary to file, on a timely basis, all Tax Returns required to be filed by the Company or any Subsidiary with respect to any period ending on or prior to the Effective Time and to timely pay all Taxes required to be paid. Such Tax Returns will be prepared on a basis consistent with prior Tax Returns filed by them and will not make, amend or terminate any election by the Company or any Subsidiary without Fiserv's prior written consent. The Company will give Fiserv a copy of each such Tax Return for its review with sufficient time for comments prior to filing. Fiserv's receipt of such Tax Return, review and comments thereon shall not waive any right Fiserv, Fiserv Solutions or their affiliates may have under this Agreement.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     SECTION 7.01 Conditions Precedent to Each Party's Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been adopted by the affirmative vote of the shareholders of the Company at the Shareholders' Meeting (or any proper adjournment thereof) by the requisite vote in accordance with the Articles of Incorporation of the Company and the Iowa Business Corporation Act.

     (b) Legal Actions or Proceedings. No statute, rule, regulation, executive order, decree, ruling or injunction or other order shall have been enacted, entered, promulgated, or enforced by any court or governmental authority (which order, decree, ruling, injunction or other order the parties shall use their best efforts to lift or reverse), that prohibits, restrains, enjoins or restricts the consummation of the Merger.

     (c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

     (d) Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or proceedings for such purpose shall have been instituted or threatened.

     (e) Regulatory Approvals. All permits and consents required by state securities laws for the consummation of the Merger shall have been obtained.

     SECTION 7.02 Conditions Precedent to the Obligations of Fiserv and Fiserv Solutions to Effect the Merger. The obligations of Fiserv and Fiserv Solutions to consummate the Merger under this Agreement are subject to the satisfaction in all material respects or waiver by Fiserv and Fiserv Solutions prior to or at the Effective Time of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement, in the Disclosure Schedule or in any closing certificate or document delivered to Fiserv and Fiserv Solutions pursuant hereto shall be true and correct at and as of the Effective Time as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and the Company shall have delivered to Fiserv and Fiserv Solutions a certificate to that effect.

     (b) Compliance with Covenants. The Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Effective Time, and the Company shall have delivered to Fiserv and Fiserv Solutions a certificate to that effect.

     (c) All Proceedings to be Satisfactory. Fiserv and Fiserv Solutions and their counsel shall have received certified or other copies of all documents relating to the Company incident to the transactions contemplated hereby as Fiserv, Fiserv Solutions or said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Fiserv, Fiserv Solutions and said counsel.

     (d) Opinion of Counsel for the Company. Fiserv shall have received the favorable opinion of James Arrowsmith, General Counsel of the Company, dated the Effective Time, substantially in the form and to the effect set forth in Exhibit C hereto.

     (e) Consents. The Company shall have received all consents to the Merger listed in Exhibit D hereto.

     (f) Employment Agreements. All outstanding employment agreements between the Company and employees of the Company shall have been terminated without liability to the Company.

     (g) Tax Matters. The Company and each of its shareholders holding five percent or more of the outstanding Company Common Stock shall have delivered to Fiserv and Fiserv Solutions a Tax Representation Letter substantially in the respective forms of Exhibits E-1 and E-2 attached hereto. The Company and each of such shareholders shall have delivered to Fiserv and Fiserv Solutions an affidavits of non-foreign status with respect to each such shareholder and the Company, in the form required by Section 1445 of the Code and the regulations thereunder, signed under penalties of perjury in substantially the form of Exhibits E-3 and E-4 attached hereto. The Company understands that such affidavits will be retained by Fiserv and Fiserv Solutions and will be made available to the Internal Revenue Service upon request.

     (h) Certificates; Pooling. The Company shall have received from each holder of five percent or more of the Company Common Stock a certificate to the effect that such holder has no plan or intention to sell, exchange or otherwise dispose of the shares of Fiserv Common Stock it receives in the Merger. Fiserv and Fiserv Solutions shall have received a letter from the Company's independent public accountants to the effect that from the standpoint of the Company, the Merger may be accounted for as a "pooling of interests."

     (i) Exercise of Stock Options; Dissenters' Rights. The holders of stock options of the Company listed on Exhibit F hereto shall have exercised such options in the amounts indicated on Exhibit F. The owners of no more than five percent of the Company Common Stock shall have exercised Dissenters' Rights in connection with the transactions contemplated hereby.

     (j) Supporting Documents. On or prior to the Effective Time Fiserv, Fiserv Solutions and their counsel shall have received copies of the following supporting documents:

          (i) (1) copies of the Articles of Incorporation of the Company, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Iowa and (2) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company and listing all documents of the Company on file with said Secretary; and

          (ii) certificates of the Secretary or an Assistant Secretary of the Company, dated the Effective Time and certifying substantially to the effect (1) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification and at all times since December 31, 1996;
                 (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors and the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; and (4) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certificate by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

     All such documents shall be reasonably satisfactory in form and substance to Fiserv, Fiserv Solutions and their counsel.

     SECTION 7.03 Conditions Precedent to the Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the Merger under this Agreement are subject to the satisfaction in all material respects or waiver by the Company prior to or at the Effective Time of each of the following conditions:

     (a) Accuracy of Representations and Warranties. The representations and warranties of Fiserv and Fiserv Solutions contained in this Agreement or in any closing certificate or document delivered to the Company pursuant hereto shall be true and correct on and as of the Effective Time as though made at and as of that time, other than such representations and warranties as are specifically made as of another time, and Fiserv and Fiserv Solutions shall have delivered the Company a certificate to that effect.

     (b) Compliance with Covenants. Fiserv and Fiserv Solutions shall have performed and complied with all covenants of this Agreement to be performed or complied with by Fiserv and/or Fiserv Solutions on or prior to the Effective Time, and Fiserv and Fiserv Solutions shall have delivered to the Company a certificate to such effect.

     (c) All Proceedings to be Satisfactory. The Company and its counsel shall have received all such counterpart originals or certified or other copies of all documents relating to Fiserv and Fiserv Solutions incident to the transactions contemplated hereby as the Company or said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to the Company and said counsel.

     (d) Opinion of Counsel for Fiserv and Fiserv Solutions. The Company shall have received the favorable opinion of Charles W. Sprague, Executive Vice President and General Counsel of Fiserv, dated the Effective Time, substantially in the form and to the effect set forth in Exhibit G hereto.

     (e) Supporting Documents. On or prior to the Effective Time, the Company and its counsel shall have received copies of the following supporting documents:

          (i) (1) copies of the Articles of Incorporation of Fiserv and Fiserv Solutions, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Wisconsin, and (2) certificates of said Secretary dated as of a recent date as to the due incorporation and good standing of Fiserv or Fiserv Solutions, as the case may be, and listing all documents of the relevant company on file with said Secretary; and

          (ii) a certificate of the Secretary or an Assistant Secretary of each of Fiserv and Fiserv Solutions dated the Effective Time and certifying substantially to the effect (1) that attached thereto is a true and complete copy of the By-laws of the particular company as in effect on the date of such certification and at all time since December 31, 1997; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the particular company authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Articles of Incorporation of the particular corporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; and (4) as to the incumbency and specimen signature of each officer of the particular company executing this Agreement and a certification by another officer of such company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

     All such documents shall be reasonably satisfactory in form and substance to the Company and its counsel.

                                 ARTICLE VIII
                          SURVIVAL OF REPRESENTATIONS

     SECTION 8.01 Survival. The representations and warranties of the parties hereto contained herein shall not survive the Effective Time.


                                   ARTICLE IX
                         TERMINATION; AMENDMENT; WAIVER

     SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of Fiserv and Fiserv Solutions, on the one hand, and the Company, on the other hand; or

          (b) by either Fiserv and Fiserv Solutions, on the one hand, or the Company, on the other hand, if (x) the Effective Time shall not have occurred on or before December 31, 1997, (provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill, or to cause to be fulfilled, any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date) or (y) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their best efforts to lift or reverse) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     SECTION 9.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability, on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 9.02. Nothing contained in this Section
9.02 shall relieve any party from liability for any breach of this Agreement.

     SECTION 9.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 9.04 Extension; Waiver. At any time prior to the Effective Time, Fiserv and Fiserv Solutions, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) to the extent permitted by applicable laws, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE X
                                 MISCELLANEOUS

     SECTION 10.01 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. Each of Fiserv and Fiserv Solutions, on the one hand, and the Company, on the other hand, will indemnify the other parties, and hold them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

     SECTION 10.02 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 10.03 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph as follows:

          If to the Company, to:
               Network Data Processing Corporation
               200 Fifth Avenue, SE
               Cedar Rapids, IA 52401
               FAX 319-398-0569
               Attention: Howard Arner

          with a copy to:
               Shuttleworth & Ingersoll, P.C.
               500 Firstar Bank Building
               P.O. Box 2107
               Cedar Rapids, IA 52406-2107
               Attn:  Gary J. Streit, Esq.

          If to Fiserv or Fiserv Solutions to:
               Fiserv, Inc.
               255 Fiserv Drive
               Brookfield, WI 53045
               or
               P.O. Box 979
               Brookfield, WI 53008-0979
               FAX (414) 879-5245
               Attention: Kenneth R. Jensen

          with a copy to:
               Charles W. Sprague
               Fiserv, Inc.
               255 Fiserv Drive
               Brookfield, WI 53045
                or
               P.O. Box 979
               Brookfield, WI 53008-0979
               FAX (414) 879-5532

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which directed or if sent by first-class mail postage prepaid or by telex, telecopier, facsimile transmission or telegraph and properly addressed as set forth above at the time when received by the addressee.

     SECTION 10.04 Entire Agreement. This Agreement and its Exhibits and Schedules constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     SECTION 10.05 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to provisions regarding conflicts of law.

     SECTION 10.06 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 10.07 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

     SECTION 10.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              FISERV, INC.


                         By:  /s/ Kenneth R. Jensen
                              --------------------------------------------------
                              Senior Executive Vice President



                              FISERV SOLUTIONS, INC.


                         By:  /s/ Kenneth R. Jensen
                              --------------------------------------------------
                              Title: Senior Executive Vice President



                              NETWORK DATA PROCESSING CORPORATION


                         By:  /s/ Howard F. Arner
                              --------------------------------------------------
                              Title:

                                  APPENDIX B

        SECTION 490.1300 ET. SEQ. OF THE IOWA BUSINESS CORPORATION ACT

                                 DIVISION XIII

                               DISSENTERS' RIGHTS

                                     PART A

490.1301  Definitions for division XIII.

In this division:

     1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

     4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     7. "Shareholder" means the record shareholder or the beneficial shareholder.

490.1302  Shareholders' right to dissent.

     1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

               (1)  Shareholder approval is required for the merger by section
                    490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

               (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

          b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

               (1)  Alters or abolishes a preferential right of the shares.

               (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

               (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

               (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

               (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

               (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A* and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

          e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

490.1303  Dissent by nominees and beneficial owners.

     1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

          a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

          b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

490.1304 through 490.1319  Reserved.

                                     PART B

490.1320  Notice of dissenters' rights.

     1.   If proposed corporate action creating dissenters' rights under section
          490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

     2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

490.1321  Notice of intent to demand payment.

     1.   If proposed corporate action creating dissenters' rights under section
          490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

          a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

          b. Not vote the dissenting shareholder's shares in favor of the proposed action.

     2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

490.1322  Dissenters' notice.

     1.   If proposed corporate action creating dissenters' rights under section
          490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

     2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

          a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

          b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

          c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

          d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

          e.   Be accompanied by a copy of this division.

490.1323  Duty to demand payment.

     1. A shareholder sent a dissenters' notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

     2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

490.1324  Share restrictions.

     1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

     2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

490.1325  Payment.

     1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     2.   The payment must be accompanied by all of the following:

          a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

          b. A statement of the corporation's estimate of the fair value of the shares.

          c.   An explanation of how the interest was calculated.

          d. A statement of the dissenter's right to demand payment under section

          e.   A copy of this division.

490.1326  Failure to take action.

     1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

490.1327  After-acquired shares.

     1.   A corporation may elect to withhold payment required by section
          490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

490.1328  Procedure if shareholder dissatisfied with payment or offer.

     1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

          a.   The dissenter believes that the amount paid under section
               490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

          b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

          c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

490.1329  Reserved.